SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ྑ

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

SBE, INC.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of the Registrant (the “Common Stock”).
(2)	Aggregate number of securities to which transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
(4)	Proposed maximum aggregate value of transaction: $3,000,000
(5)	Total fee paid: $600
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

[SBE letterhead]

January __, 2007

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of SBE, Inc. to be held on February __, 2007 at SBE’s offices located at 4000 Executive Parkway, Suite 200, San Ramon, California 94583. The meeting will begin promptly at 8:00 a.m., Pacific Standard Time.

The items of business to be considered at the meeting are listed in the following Notice of Special Meeting and are more fully addressed in the proxy statement included with this letter. The items you will be asked to approve at the meeting relate to the proposed sale of our embedded business to One Stop Systems, Inc.

Our board of directors carefully considered the proposed sale of our embedded business and recommends that you vote in favor of this transaction. Our management team is excited about the sale of our embedded business and believes it is an essential step in maximizing value for our stockholders.

Whether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the meeting. Please date, sign, and return your proxy card promptly in the enclosed envelope to ensure that your shares will be represented and voted at the special meeting, even if you cannot attend. If you attend the special meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

On behalf of your board of directors, thank you for your investment in and continued support of SBE, Inc.

Sincerely,

/s/ Greg Yamamoto

Greg Yamamoto
Chief Executive Officer and President

SBE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On February __, 2007

To the Stockholders of SBE, Inc.:

You are cordially invited to attend a Special Meeting of Stockholders of SBE, Inc., a Delaware corporation (the “Company”). The meeting will be held on February __, 2007 at 8:00 a.m., local time, at SBE’s offices located at 4000 Executive Parkway, Suite 200, San Ramon, California 94583, for the following purposes:

(1) To approve the sale of our embedded business pursuant to an asset purchase agreement between us and One Stop Systems, Inc. pursuant to which One Stop would acquire our embedded business for $2,200,000 in cash and assume our obligations under the lease of our corporate headquarters building and certain equipment leases; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is January __, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ David W. Brunton

David W. Brunton
Secretary

San Ramon, California
January __, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO VOTE IN PERSON.

Annex A	Agreement for Purchase and Sale of Assets, dated January 11, 2007, between SBE, Inc. and One Stop Systems, Inc.

Annex B	Opinion of Samuel Seidman & Co., dated January 12, 2007

-i-

Except as otherwise specifically noted, “SBE,” “we,” “our,” “us” and similar words in this proxy statement refer to SBE, Inc. and its subsidiaries. References to “One Stop” shall mean One Stop Systems, Inc.

FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements. Words such as “may,” “will,” “should,” “estimates,” “predicts,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. You are cautioned that these forward-looking statements reflect management's estimates only as of the date hereof, and we assume no obligation to update these statements, even if new information becomes available or other events occur in the future. Actual future results, events and trends may differ materially from those expressed in or implied by such statements depending on a variety of factors, including, but not limited to those set forth under “Risk Factors” and elsewhere in this proxy statement. Important factors that might cause or contribute to such a discrepancy include, but are not limited to:

•
the timing and success of the proposed sale of our embedded business and any subsequent acquisition by us of a larger operating business in a stock-for-stock merger or exchange transaction, which we refer to as a reverse merger, or liquidation;

•	the effect of the transaction on our market price;

•	the factors discussed under “Risk Factors,” beginning on page ___; and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission, or SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C., 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our public filings with the SEC are also available on the web site maintained by the SEC at http://www.sec.gov.

We have supplied all information in this proxy statement relating to SBE. One Stop has supplied all information in this proxy statement relating to One Stop. Samuel Seidman & Co. has supplied the information regarding its fairness opinion.

SBE, INC.
4000 Executive Parkway, Suite 200
San Ramon, California 94583

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On February __, 2007

The Special Meeting of Stockholders of SBE, Inc. will be held on February __, 2007, at 4000 Executive Parkway, Suite 200, San Ramon, California 94583, beginning promptly at 8:00 a.m., local time. The enclosed proxy is solicited by our board of directors. It is anticipated that this proxy statement and the accompanying proxy card will be first mailed to holders of our common stock on or about January __, 2007.

QUESTIONS ABOUT THE SALE OF ASSETS

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of our common stock. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Who can vote at the special meeting?

Only stockholders of record at the close of business on January __, 2007 will be entitled to vote at the special meeting. On this record date, there were _____ shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on January __, 2007 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on January __, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

You are being asked to approve the sale of our embedded business pursuant to an asset purchase agreement between us and One Stop Systems, Inc. pursuant to which One Stop would acquire our embedded business for $2,200,000 in cash and assume our obligations under the lease of our corporate headquarters building and certain equipment leases.

How do I vote?

For the matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of January __, 2007.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for the proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote for the proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be treated as broker non-votes and will have no effect.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Secretary at 4000 Executive Parkway, Suite 200, San Ramon, California 94583; or

•	You may attend the special meeting and vote in person. However, simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When do you expect the asset sale to be completed?

We plan to complete the asset sale as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the asset sale, which are described in this proxy statement. We cannot predict when, or if, these conditions will be satisfied or waived.

What risks should I consider in evaluating the asset sale?

You should consider the risks described under the heading “Risk Factors” beginning on page __.

How many votes are needed to approve the proposal?

To be approved, the proposal (to consider and vote on the proposed sale of assets) must receive a “For” vote from the majority of our outstanding shares.

What is the quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented either by stockholders present at the meeting or by proxy. On the record date, there were _____ shares of SBE common stock outstanding and entitled to vote. Thus, at least _____ shares must be represented either by stockholders present at the meeting or by proxy in order to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Does the board of directors recommend approval of the proposal at the special meeting?

Yes. After careful consideration, our board of directors recommends that our stockholders vote FOR the proposal.

Who can help answer my questions about the proposal?

If you have additional questions about the proposal, you should contact David Brunton, our Secretary, at (925) 355-2000.

How can I find out the results of the voting at the special meeting?

Preliminary voting results may be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter in which the special meeting occurs.

SUMMARY TERM SHEET
FOR THE SALE OF EMBEDDED BUSINESS

The following summary provides an overview of the proposed sale of our embedded business discussed in this proxy statement. The summary also contains cross-references to the more detailed discussions elsewhere in the proxy statement. This summary may not contain all of the information that is important to you. To understand the proposed asset sale fully, and for a more complete description of the terms of the proposed asset sale, you should carefully read this entire proxy statement and the attached annexes in their entirety.

The Companies (see page ___)

SBE

SBE, Inc., headquartered in San Ramon, California, designs and provides iSCSI-based storage networking solutions for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. We deliver an affordable, expandable, easy-to-use portfolio of software solutions designed to enable optimal performance and rapid deployment across a wide range of next generation storage systems. We also manufacture and sell hardware products, including wide area network and local area network network interface cards and central processor units to original equipment manufacturers that embed our hardware products into their products for the telecommunications markets. Our hardware products perform critical computing and input/output, or I/O, tasks in diverse markets such as high-end enterprise level computing servers, Linux super-computing clusters, workstations, media gateways, routers and Internet access devices. We refer to this hardware business in this proxy statement as our embedded business. Our products are distributed worldwide through a direct sales force, distributors, independent manufacturers’ representatives and value-added resellers.

One Stop

One Stop Systems, Inc. is a manufacturer of industrial-grade computing systems and components, including a line of Peripheral Component Interconnect, or PCI, Express-based products. One Stop’s PCI Express-based products increase network bus speed up to 16 times faster than 64-bit PCI and 80 times faster than Gigabit Ethernet. One Stop offers over 400 standard products, including its MAX Express product line, passive backplane, Virtual Machine Environment and custom and proprietary bus structures. One Stop’s principal executive office is located at 2235 Enterprise Street, Suite 110, Escondido, California 92029.

Overview of the Transaction (see page ___)

We have entered into an asset purchase agreement with One Stop. Under the asset purchase agreement, One Stop would acquire our embedded business for $2,200,000 in cash and assume our obligations under the lease of our corporate headquarters building and certain equipment leases. The asset purchase agreement is attached to this proxy statement as Annex A.

Recommendation of the Board of Directors (see page ___)

Our board of directors has determined that the asset sale is fair to, and in the best interests of, us and our stockholders and recommends that our stockholders vote FOR the proposal to approve the sale of our embedded business to One Stop.

To review the background and reasons for the asset sale in detail, see “Asset Sale — Reasons for the Asset Sale” beginning on page ___.

Opinion of Our Financial Advisor (see page ___)

In connection with the proposed asset sale, our board of directors received a written opinion from Samuel Seidman & Co. as to the fairness of the consideration to be received by us, from a financial point of view and as of the date of the opinion. The full text of Samuel Seidman & Co.’s written opinion is attached to this proxy statement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

The Asset Sale (see page ___)

General

On January __, 2007, we entered into an Agreement for Purchase and Sale of Assets with One Stop, the asset purchase agreement, pursuant to which we agreed to sell our embedded business to One Stop for $2,200,000 in cash plus One Stop’s assumption of the lease of our corporate headquarters building and certain equipment leases.

Terms of the Asset Purchase Agreement

The asset purchase agreement is attached to this proxy statement as Annex A. We encourage you to read the asset purchase agreement carefully. Our board of directors has approved the asset purchase agreement, and it is the binding legal agreement that governs the terms of the asset sale.

Conditions Precedent

One Stop’s obligation to complete the asset sale depends on the satisfaction or waiver of a number of conditions, including conditions relating to:

•	accuracy of our representations on and as of the closing;

•	our performance, satisfaction and compliance with all covenants, agreements and closing conditions;

•	no material adverse change will have occurred with respect to the embedded business;

•	receipt of an officer’s certificate executed by our chief executive officer certifying that all closing conditions have been fulfilled;

•	absence of litigation pertaining to the sale of the embedded business;

•	our receipt of stockholder approval of the transaction; and

•	payment of certain outstanding accounts payable attributable to our embedded business.

In addition, our obligation to complete the asset sale is subject to satisfaction or waiver of certain additional conditions, including conditions relating to:

•	accuracy of One Stop’s representations on and as of the closing;

•	One Stop’s performance, satisfaction and compliance with all covenants, agreements and closing conditions; and

•	absence of litigation pertaining to the transaction.

Termination

The asset purchase agreement may be terminated under the following circumstances:

•	by mutual written consent of the parties, duly authorized by their respective boards;

•	the closing has not occurred on or before April 30, 2007, unless the party terminating in this circumstance is at fault for the delay in closing;

•	any proceeding is pending against either party that could prevent performance of the asset sale; or

•	any governmental entity has issued an order, the effect of which is to prohibit the asset sale.

Restriction on Competition

We have agreed that for four years following the closing of the asset sale, we will not directly or indirectly engage in the embedded business or have any interest in (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise), any entity engaged in the embedded business.

Indemnification

Each party has agreed to indemnify the other party for damages arising for any breach of any of the representations or warranties or covenants or obligations in the asset purchase agreement. In addition, we have agreed to indemnify One Stop for any liabilities attributable to operation of the embedded business prior to the closing. All representations, warranties and covenants expire on the first anniversary of the closing. Our liability for indemnification claims made by One Stop pursuant to the asset purchase agreement is capped at $2,200,000 in the aggregate.

Regulatory Approvals

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the asset sale other than the filing of this proxy statement with the SEC. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Dissenters’ Rights

Our stockholders are not entitled to exercise dissenters’ rights in connection with the asset sale.

Transactions Following the Asset Sale

The assets we propose to sell to One Stop comprise all of our embedded business. After the closing of such sale, we expect our only remaining assets will be cash, accounts receivable, fixed assets and the storage software business we acquired in connection with our acquisition of PyX Technologies, Inc. in 2005. SBE’s board of directors is currently evaluating a variety of strategic alternatives that it believes may maximize stockholder value, including: the acquisition of another business, including a business much larger than SBE in a “reverse merger” transaction; continued operation, sale or discontinuation of our software business; and liquidation.

RISK FACTORS

You should consider carefully the following risk factors as well as other information in this proxy statement and the documents incorporated by reference herein or therein, including our annual report on Form 10-K for the year ended October 31, 2005 and our quarterly reports on Form 10-Q for the quarters ended January 31, 2006, April 30, 2006 and July 31, 2006, in voting on the proposal relating to the asset sale. If any of the following risks actually occur, our business, operating results and financial condition could be adversely affected. This could cause the market price of our common stock to decline, and you may lose all or part of your investment.

Risk Relating to the Transaction

If we are unable to complete the asset sale, our business will be adversely affected.

If the asset sale is not completed, our business and the market price of our stock will be adversely affected. We currently anticipate that our available cash balances, available borrowings and cash generated from operations will be sufficient to fund our operations only through May 2007. If we are unable to complete the asset sale, we may be unable to find another buyer for our embedded business or another way to grow our business. Costs related to the transaction, such as legal, accounting and financial advisor fees, must be paid even if the transaction is not completed. In addition, even if we have sufficient funds to continue to operate our business but the transaction are not completed, the current market price of our common stock may decline.

We may be unable to complete other strategic transactions following the asset sale.

After the closing of the proposed asset sale, we expect our only remaining assets will be cash, accounts receivable, fixed assets and the storage software business we acquired in connection with our acquisition of PyX Technologies, Inc. in 2005. SBE’s board of directors is currently evaluating a variety of strategic alternatives that it believes may maximize stockholder value, including: the acquisition of another business, including a business much larger than SBE in a “reverse merger” transaction; continued operation, sale or discontinuation of our software business; and liquidation. We do not currently have any signed agreement for any sale of our software business or acquisition transaction, nor do we believe that we can continue to operate our software business without additional financing. We may be unable to reach agreement on any such transactions on commercially acceptable terms or at all. The failure to effect any such transactions would likely result in SBE’s liquidation.

If we determine that it is necessary to liquidate following the asset sale, no cash may be available for distribution to our stockholders after satisfaction of our liabilities.

If we determine that it is necessary to liquidate following the asset sale, we may not have sufficient cash available to make a distribution to our stockholders after we satisfy our liabilities. Under Delaware law, liquidation of a company occurs three years following stockholder approval of a plan of dissolution. As a result, even if we have a sufficient amount of cash remaining following satisfaction of our liabilities to allow us to make a distribution to our stockholders, it may be three years before our stockholders receive distributions.

If One Stop defaults on the assumed building and equipment leases, we will be obligated, as guarantor of such leases, to make the lease payments.

One Stop is assuming our headquarters building lease and engineering equipment lease and is obligated to make regularly scheduled lease payments through September 2010. If One Stop defaults on the leases at any time prior to the lease termination dates, we, as the guarantor of such leases, will be obligated to make the lease payments. We may have insufficient funds and be unable to meet the lease obligations.

We may be obligated to indemnify One Stop pursuant to the asset purchase agreement.

We have agreed to indemnify One Stop for any damages suffered by One Stop arising for any breach of any of the representations or warranties or covenants or obligations we have made in the asset purchase agreement. In addition, we have agreed to indemnify One Stop for any liabilities attributable to operation of the embedded business prior to the closing. The terms of our indemnification obligations are described elsewhere in this proxy statement. In the event we are required to indemnify One Stop, SBE’s financial condition may be materially adversely affected and any value obtainable for SBE’s stockholders in connection with an acquisition of another business, a sale of our software business or liquidation may decrease.

THE COMPANIES

SBE

We design and provide iSCSI-based storage networking solutions for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. We deliver an affordable, expandable, and easy-to-use portfolio of software solutions designed to enable optimal performance and rapid deployment across a wide range of next generation storage systems We also design, manufacture and sell hardware products, including wide area network and local area network interface cards and central processor units, to original equipment manufacturers that embed our hardware products into their products for the telecommunications markets. Embedded networking technology is hardware or software that serves as a component within a larger networking or storage device or system, such as a Gigabit Ethernet or a T-1/T-3 input/output network interface card, that plugs into an expansion slot in a high-end computer or storage system. Our embedded hardware products perform critical computing and I/O tasks in diverse markets such as high-end enterprise level computing servers, Linux super-computing clusters, workstations, media gateways, routers and Internet access devices.

We were incorporated in 1961 as Linear Systems, Inc. In 1976, we completed our initial public offering. In July 2000, we acquired LAN Media Corporation, a privately held company, to complement and grow our WAN adapter product line from both a hardware and software perspective. In August 2003, we acquired the products and technologies of Antares Microsystems to increase the functionality of our PCI product line. In 2005, we acquired PyX Technologies, Inc., a company engaged in the development implementation and sale of Internet Small Computer System Interface software.

The assets we propose to sell to One Stop comprise all of our embedded business. After the closing of such sale, we expect our only remaining assets will be cash, accounts receivable, fixed assets and the storage software business we acquired in connection with our acquisition of PyX Technologies, Inc. in 2005. SBE’s board of directors is currently evaluating a variety of strategic alternatives that it believes may maximize stockholder value, including: the acquisition of another business, including a business much larger than SBE in a “reverse merger” transaction; continued operation, sale or discontinuation of our software business; and liquidation.

One Stop

One Stop Systems, Inc. is a manufacturer of industrial-grade computing systems and components, including a line of PCI Express-based products. One Stop’s PCI Express-based products increase network bus speed up to 16 times faster than 64-bit PCI and 80 times faster than Gigabit Ethernet. One Stop offers over 400 standard products, including its MAX Express product line, passive backplane, Virtual Machine Environment and custom and proprietary bus structures. One Stop’s principal executive office is located at 2235 Enterprise Street, Suite 110, Escondido, California 92029.

THE ASSET SALE

Background of the Asset Sale

On August 21, 2006, our board of directors held a regular meeting and discussed the strategic direction of SBE. The board authorized our management to retain investment banking advisors to seek alternative measures to increase stockholder value.

On September 8, 2006, we engaged Stratpoint Consulting LLC to assist us with the sale of our embedded business.

On September 21, 2006, our board of directors held a special meeting to discuss the strategic future of SBE, including the possible disposition of all of our assets. At that meeting, our board of directors authorized management to enter into discussions and negotiate term sheets for the disposition of all or a portion of our assets, subject to final approval of the term sheet by the board of directors.

On September 28, 2006, we met with Stratpoint Consulting LLC and finalized a list of 22 prospective companies to contact regarding the potential purchase of our embedded business.

During the week of October 2, 2006, Stratpoint Consulting LLC mailed inquiry letters to the list of prospective companies.

From October 4, 2006 through October 24, 2006, we entered into nondisclosure agreements with six companies that expressed an interest in purchasing our embedded business and sent informational sales packages to each of the companies.

On October 10, 2006, John Reardon, a member of our board of directors and a member of One Stop’s board of directors, introduced our Chief Financial Officer, David Brunton, to One Stop’s Chief Executive Officer, Steve Cooper, to discuss the potential acquisition of our embedded business by One Stop.

On October 12, 2006, our board of directors formed a Strategic Transaction Committee comprised of our independent board members to review and approve all strategic alternatives presented to the board for approval. Mr. Reardon recused himself from all One Stop and SBE board discussions relating to the potential acquisition of our embedded business by One Stop.

We entered into a nondisclosure agreement with One Stop on October 24, 2006.

From October 24, 2006 through November 10, 2006, we continued to have discussions with two of the companies that received the informational sales packages related to the sale of our embedded business. The other four potential bidders declined to continue discussions.

During the period from August 2006 through the execution of the asset purchase agreement with One Stop, our Chief Executive Officer provided our board of directors with frequent status updates on the potential divestiture of the embedded business.

On November 10, 2006, we had discussions with the two final purchaser candidates and considered purchase offers submitted by both entities before accepting the superior offer from One Stop.

On November 10, 2006, we signed a non-binding term sheet with One Stop pertaining to the proposed sale of our embedded business.

On November 13, 2006, our board of directors met to approve the term sheet and instructed our management to move forward with the asset sale.

From November 13, 2006 through December 31, 2006, One Stop performed a due diligence investigation of our embedded business.

On December 6, 2006, we received the initial draft of the asset purchase agreement from One Stop and its counsel.

During December 2006 through January 8, 2007, negotiations continued on the asset purchase agreement.

On December 13, 2006, we retained Samuel Seidman & Co., Inc. to analyze the sale of our embedded business to One Stop and to determine the fairness of the proposed transaction, from a financial point of view, to our stockholders.

On January 9, 2007, at a meeting of our board of directors, Samuel Seidman & Co. delivered its oral opinion to our board of directors that the consideration to be received by SBE in the proposed asset sale is fair, from a financial point of view, to SBE’s stockholders. Thereafter, the board of directors, together with management and SBE’s outside counsel, engaged in a full discussion of the proposed transaction. After such discussion, the board of directors determined that the transaction was advisable and in the best interests of SBE and its stockholders, determined to recommend to SBE’s stockholders that they approve the proposed transaction, and authorized SBE management to execute the asset purchase agreement in the form in which it was presented to the board of directors.

On January 11, 2007, we and One Stop signed the asset purchase agreement. On the same day, we announced via press release the execution of the agreement and filed a corresponding Form 8-K with the Securities and Exchange Commission.

Reasons for the Asset Sale

In reaching its decision to approve the asset sale and to recommend approval of the asset purchase agreement by our stockholders, our board of directors consulted with our management team and advisors.

Prior to approving the asset sale, our board of directors considered various alternative ways to maximize stockholder value. After such consideration, our board of directors concluded that the asset sale presented the best course of action for us at this time.

The material factors considered by our board of directors in making its determination to pursue the asset sale included the following:

1.	the amount and form of the consideration to be paid in the transaction;

2.
the belief that, after conducting an extensive review of our financial condition, results of operations and business and earning prospects, the sale of the embedded business was likely to create greater value for our stockholders as compared to pursuing our existing course of business or an alternative business strategy; and

3.
the extensive process conducted by our management in seeking potential buyers and the belief that the alternatives to the proposed transaction were not reasonably likely to provide equal or greater value to us and our stockholders.

Recommendation of Our Board of Directors

At its meeting held on January 9, 2007, our board of directors (1) determined that the asset sale and the asset purchase agreement are fair to and in the best interests of SBE and our stockholders and (2) determined to recommend that our stockholders approve the proposal related to the transaction. Accordingly, our board of directors recommends that our stockholders vote FOR the asset sale and the asset purchase agreement.

In connection with the foregoing actions, our board of directors consulted with our management team, as well as our financial advisor and legal counsel, and considered the following material factors:

1.	all the reasons described above under “Reasons for the Asset Sale”;

2.	the judgment, advice and analyses of our senior management, including their favorable recommendation of the asset sale;

3.	alternatives to the asset sale;

4.	the presentations by and discussions with our senior management and representatives of our counsel and financial advisor regarding the terms and conditions of the asset purchase;

5.	the presentations by and discussions with our senior management and representatives of our counsel regarding the terms and conditions of the asset purchase agreement and the asset sale; and

6.
that while the asset sale is likely to be completed, there are risks associated with completing the transactions and, as a result of conditions to the completion of the transactions, it is possible that the transactions may not be completed even if approved by our stockholders.

Our board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. Our board of directors relied on the analysis, experience, expertise and recommendation of our management team with respect to each of the transactions and relied on Samuel Seidman & Co., our financial advisor, for analyses of the financial terms of the asset sale. See “Opinion of Our Financial Advisor” on page ___.

In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with our management team and legal, financial and accounting advisors. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Opinion of Our Financial Advisor

In connection with the proposed asset sale, our board of directors received a written opinion from Samuel Seidman & Co. as to the fairness of the consideration to be received by us, from a financial point of view and as of the date of the opinion. The full text of Samuel Seidman & Co.’s written opinion is attached to this proxy statement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

PROPOSAL

APPROVAL OF THE SALE OF SBE’S EMBEDDED BUSINESS

General

On January 11, 2007, we entered into an asset purchase agreement with One Stop, pursuant to which we agreed to sell our embedded business to One Stop for $2,200,000 in cash plus One Stop’s assumption of the lease of our corporate headquarters building and certain equipment leases.

The asset purchase agreement is attached to this proxy statement as Annex A. You should read the asset purchase agreement carefully. It is the agreement that governs the terms of the asset sale. The following information summarizes the terms of the asset purchase agreement.

Effective Time of the Asset Sale

The asset purchase agreement provides that the closing of the asset sale will take place as soon as practicable after the conditions to closing set forth in the asset purchase agreement are fulfilled. Completion of the asset sale could be delayed if there is a delay in satisfying the closing conditions to the asset sale. There can be no assurances as to whether, and on what date, the conditions will be satisfied or that the asset sale will be completed at all. If the asset sale is not completed on or before April 30, 2007, either we or One Stop may terminate the asset purchase agreement, except that a party cannot terminate the agreement if that party’s failure to fulfill any of its obligations under the asset purchase agreement was the cause of the asset sale not being completed by that date.

Representations and Warranties

The asset purchase agreement contains representations and warranties made by us to One Stop and by One Stop to us for purposes of allocating the risks associated with the asset sale. Our representations and warranties to One Stop in the asset purchase agreement include, among other things:

•	our organization, qualification and good standing;

•	the accuracy of our financial statements;

•	the absence of certain changes since July 31, 2006;

•	our debts, obligations and liabilities;

•	the assets of our business, including our real property, inventory, tangible personal property, accounts receivable, intellectual property and other intangible property;

•	title to and sufficiency of our assets;

•	our customers and sales;

•	our employment contracts and benefits;

•	insurance policies;

•	our compliance with laws and regulations;

•	litigation;

•	necessary authority and consents;

•	conflicts of interest with our customers, suppliers or competitors; and

•	personnel.

One Stop’s representations and warranties to us include, among other things:

•	organization, qualification and good standing;

•	necessary authority and consents; and

•	ability to pay the purchase price.

Certain Covenants

The asset purchase agreement provides that we must meet certain obligations with respect to our embedded business prior to the closing of the asset sale:

•	provide One Stop with access to all of our records and documents;

•	conduct our embedded business in the ordinary course and in substantially the same manner as conducted prior to the asset purchase agreement;

•	preserve our business and relationships;

•	maintain our existing insurance;

•	not make changes in compensation or benefits of our employees, sales agents or representatives;

•
not enter into new contracts (i) not in the ordinary course or consistent with past practices, (ii) in the ordinary course for an amount in excess of $50,000, (iii) for the lease of capital equipment or property with annual lease charges in excess of $10,000 or (iv) for the sale of any capital assets with a net book value in excess of $10,000;

•	not modify or terminate any of our existing contracts or agreements;

•	obtain the written consent of certain third parties;

•	upon request, deliver to One Stop a description of our trade secrets, processes or business procedures;

•	obtain written approval of our board of directors for the asset sale; and

•	comply with our confidentiality obligations.

The asset purchase agreement provides that One Stop must meet certain obligations prior to the closing of the asset sale:

•	comply with its confidentiality obligations;

•	cooperate in our efforts to obtain the consents of certain third parties;

•	furnish a resale certificate to comply with California sales and use tax laws; and

•	obtain written approval of its board of directors for the purchase of assets.

Conditions Precedent

One Stop’s obligation to complete the asset sale depends on the satisfaction or waiver of a number of conditions, including conditions relating to:

•	accuracy of our representations on and as of the closing;

•	our performance, satisfaction and compliance with all covenants, agreements and closing conditions;

•	no material adverse change will have occurred with respect to the embedded business;

•	receipt of an officer’s certificate executed by our chief executive officer certifying that all closing conditions have been fulfilled;

•	absence of litigation pertaining to the sale of the embedded business;

•	our receipt of stockholder approval of the transaction; and

•	payment of certain outstanding accounts payable attributable to the embedded business.

In addition, our obligation to complete the asset sale is subject to satisfaction or waiver of certain additional conditions, including conditions relating to:

•	accuracy of One Stop’s representations on and as of the closing;

•	One Stop’s performance, satisfaction and compliance with all covenants, agreements and closing conditions; and

•	absence of litigation pertaining to the transaction.

Termination

The asset purchase agreement may be terminated under the following circumstances:

•	by mutual written consent of the parties, duly authorized by their respective boards;

•	the closing has not occurred on or before April 30, 2007, unless the party terminating in this circumstance is at fault for the delay in closing;

•	any proceeding is pending against either party that could prevent performance of the asset sale; or

•	any governmental entity has issued an order, the effect of which is to prohibit the asset sale.

Restriction on Competition

We have agreed that for four years following the closing of the asset sale, we will not directly or indirectly engage in the embedded business or have any interest in (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise), any entity engaged in the embedded business.

Indemnification

Each party has agreed to indemnify the other party for damages arising for any breach of any of the representations or warranties or covenants or obligations in the asset purchase agreement. In addition, we have agreed to indemnify One Stop for any liabilities attributable to operation of the embedded business prior to the closing. All representations, warranties and covenants expire on the first anniversary of the closing. Our liability for indemnification claims made by One Stop pursuant to the asset purchase agreement is capped at $2,200,000 in the aggregate.

Waivers

Any provision of the asset purchase agreement may be waived if the waiver is duly executed and delivered by the party against whom the waiver is to be effective and will only be applicable in the specific instance in which it is given.

Amendments

Any provision of the asset purchase agreement may be amended if the amendment is duly executed and delivered by us and One Stop.

Fees and Expenses

We and One Stop will each pay our own respective fees, costs and expenses incurred in connection with the asset purchase agreement.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 10, 2007 by: (i) each director and nominee for director; (ii) each of our “named executive officers,” as defined in Item 402 under Regulation S-K promulgated by the Securities and Exchange Commission; (iii) all executive officers and directors of SBE as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock. The address for each of the persons and entities set forth below is c/o SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, California 94583.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total(2)

Mr. Kenneth G. Yamamoto (3)(6)	853,031	7.7%

Mr. Daniel Grey (3)	--	--

Mr. William B. Heye, Jr. (3)(4)(5)	386,284	3.5%

Mr. John Reardon (3)	75,545	0.07%

Mr. Ronald J. Ritchie (3)	95,817	0.09%

Mr. Marion M. (Mel) Stuckey (3)	75,545	0.07%

Mr. John d’Errico (3)	70,863	0.06%

Mr. David Brunton (3)	453,982	4.1%

Mr. Kirk Anderson (3)	244,392	2.2%

Mr. Nelson Abal (3)	132,271	1.2%

Mr. Leo Fang (3)	354,251	3.2%

All executive officers and directors as a group (11 persons) (3)	2,741,981	24.7%

* Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Applicable percentages are based on 11,101,554 shares outstanding on January 10, 2007, adjusted as required by rules promulgated by the SEC.

(3)
Includes, 445,000, 386,284, 45,000, 35,000, 45,000, 50,000, 320,000, 202,000, 110,000 and 255,000 shares that Messrs. Yamamoto, Heye, Reardon, Ritchie, Stuckey, d’Errico, Brunton, Anderson, Abal and Fang, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.

(4)	Includes 50 shares held by Joan G. Heye, the wife of Mr. Heye.

(5)
Mr. Heye resigned from the board of directors on October 31, 2006 and has until January 29, 2007 to exercise any vested stock options. Any unexercised stock options as of January 30, 2007 will be cancelled.

(6)	Includes 60,000 shares held by UTMA as Custodian for Melanie Yamamoto and 60,000 shares held by UTMA as Custodian for Nicholas Yamamoto, the children of Mr. Yamamoto.

OTHER MATTERS

Accountants

Representatives of BDO Seidman, LLP are not expected to be present at the Special Meeting and will not be available to respond to appropriate questions.

By Order of the Board of Directors,

/s/ David W. Brunton

David W. Brunton
Secretary

San Ramon, California
January __, 2007

Annex A

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

by and between

ONE STOP SYSTEMS, INC.
(“Buyer”)

and

SBE, INC.
(“Corporation”)

January 11, 2007

This document is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, unless and until it is executed and delivered by each party hereto. Until so executed and delivered, this document is intended solely to facilitate discussions among the parties. The provisions contained herein are subject to change based on the results of the Buyer’s ongoing due diligence review of the Company.

TABLE OF CONTENTS

RECITALS		1
ARTICLE 1. DEFINITIONS		1
ARTICLE 2. PURCHASE AND SALE OF ASSETS		2
2.1	Sale and Transfer of Assets	2
2.2	Excluded Assets	3
2.3	Consideration from Buyer at Closing	4
2.4	Assumption of Liabilities	4
2.5	Purchase Price and Allocation	4
2.6	Excise and Property Taxes	4
2.7	Possible Purchase Price Adjustment for Inventory	4
2.8	Escrow Reserve and Payment	5
ARTICLE 3. WARRANTIES OF CORPORATION		5
3.1	Organization, Standing, and Qualification of Corporation	5
3.2	Financial Statements	6
3.3	Absence of Changes in Corporation	6
3.4	Claims and Liabilities	7
3.5	Assets of Business	7
3.6	Title to Assets; Sufficiency of Assets	10
3.7	Customers and Sales	11
3.8	Employment Contracts and Benefits	11
3.9	Insurance Policies	11
3.10	Other Contracts	11
3.11	Compliance with Laws	12
3.12	Litigation	12
3.13	Agreement Will not Cause Breach or Violation	12
3.14	Authority and Consents	12
3.15	Interest in Customers, Suppliers, and Competitors	12
3.16	Personnel	13
3.17	Full Disclosure	13
ARTICLE 4. BUYER’S WARRANTIES		13
4.1	Organization, Standing and Qualification	13
4.2	Authority and Consents	13
4.3	Full Disclosure	13
4.4	Financial Wherewithal	13
ARTICLE 5. CORPORATION’S OBLIGATIONS BEFORE CLOSING		13
5.1	Buyer’s Access to Premises and Information	13
5.2	Conduct of Business in Normal Course	14
5.3	Preservation of Business and Relationships	14
5.4	Maintenance of Insurance	14
5.5	Employees and Compensation	14
5.6	New Transactions	14
5.7	Existing Agreements	15
5.8	Consents of Others	15

i

5.9	Corporate Approval	15
5.10	Information to Be Held in Confidence	15
ARTICLE 6. BUYER’S OBLIGATIONS BEFORE CLOSING		15
6.1	Information to Be Held in Confidence	15
6.2	Cooperation in Securing Consents of Third Parties	16
6.3	Resale Certificate	16
6.4	Bulk Sales Law	16
6.5	Corporate Approval	16
ARTICLE 7. CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE		16
7.1	Accuracy of Corporation’s Representations and Warranties	16
7.2	Performance by Corporation	16
7.3	No Material Adverse Change	16
7.4	Certification by Corporation	17
7.5	Absence of Litigation	17
7.6	Shareholder Approval	17
7.7	Approval of Documentation and Delivery	17
7.8	Payment of Accounts Payable	17
ARTICLE 8. CONDITIONS PRECEDENT TO CORPORATION’S PERFORMANCE		17
8.1	Accuracy of Buyer’s Representations and Warranties	17
8.2	Buyer’s Performance	17
8.3	Absence of Litigation	17
8.4	Approval of Documentation and Delivery	18
8.5	Shareholder Approval	18
ARTICLE 9. THE CLOSING		18
9.1	Time and Place	18
9.2	Corporation’s Obligations at Closing	18
9.3	Buyer’s Obligation at Closing	19
ARTICLE 10. OBLIGATIONS AFTER CLOSING		19
10.1	Shareholder’s Competition	19
10.2	Further Assurances	19
10.3	Corporate Liabilities	20
10.4	Accounts Payable and Accounts Receivable	20
ARTICLE 11. NATURE AND SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS		20
11.1	Representations and Warranties	21
11.2	Survival	21
11.3	Indemnification and Reimbursement by Corporation	21
11.4	Indemnification and Reimbursement by Corporation--Environmental Matters	21
11.5	Indemnification and Reimbursement by Buyer	22
11.6	Time Limitations	22
11.7	Limitations on Corporation’s Indemnity	22
11.8	Knowledge of Breach.	22
11.9	Indemnification Claims.	22

ii

11.10	Defense of Third Party Actions.	23
11.11	Subrogation.	24
11.12	Exclusivity.	24
ARTICLE 12. PUBLICITY		24
ARTICLE 13. COSTS		24
13.1	Finder’s or Broker’s Fees	24
13.2	Expenses	24
ARTICLE 14. FORM OF AGREEMENT		25
14.1	Effect of Headings	25
14.2	Word Usage	25
14.3	Entire Agreement; Modification; Waiver	25
14.4	Counterparts; Facsimile Delivery	25
ARTICLE 15. PARTIES		26
15.1	Parties in Interest	26
15.2	Assignment	26
ARTICLE 16. REMEDIES		26
16.1	Arbitration	26
16.2	Specific Performance and Waiver of Rescission Rights	26
16.3	Recovery of Litigation Costs	26
16.4	Termination	27
ARTICLE 17. NOTICES		28
ARTICLE 18. GOVERNING LAW		28
ARTICLE 19. SEVERABILITY		28

iii

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

This Agreement for Purchase and Sale of Assets (“Agreement”) is made as of January 11, 2007, at Escondido, California, between One Stop Systems, Inc. (“Buyer”), a California corporation, having its principal office at 2235 Enterprise Street, Suite 110, Escondido, California 92029; and SBE, Inc. (“Corporation”), a Delaware corporation, having its principal office at 4000 Executive Parkway, Suite 200, San Ramon, California 94583.

RECITALS

WHEREAS, Buyer desires to purchase from Corporation and Corporation desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all the assets, business, and properties of the Embedded Business in exchange for the cash and other consideration of Buyer described in this Agreement; Shareholder desires this transaction to be consummated. In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

AGREEMENT

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following defined terms have the following meanings:

1.1 “Embedded Business” means the WAN, LAN, Carrier, Storage Hardware, Encryption, DSP and legacy product lines of Corporation.

1.2 “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest, or restriction of any nature on any asset;

1.3 “Entity” means a Person other than an individual;

1.4 “Governmental Authority” means any federal, state, local, or foreign court, administrative agency or commission, or other governmental authority or instrumentality;

1.5 “Intellectual Property Rights” means, collectively, all of the following worldwide intangible legal rights, acquired by ownership, license, or other legal operation: (i) all patents, patent applications, and patent rights, including all continuations, continuations-in-part, divisions, reissues, reexaminations, and extensions of them, (ii) all trademarks, trade names, logos, and service marks, registered or not; (iii) all rights associated with works of authorship, including copyrights (registered or not), copyright applications, copyright registrations, moral rights, mask work rights, mask work applications, and mask work registrations; (iv) all inventions (patentable or not), know-how, show-how, formulas, processes, techniques, confidential business information, trade secrets, and other proprietary information, technology, and intellectual property rights, and (v) all rights to sue or make any claims for any past, present, or future misappropriation or unauthorized use of any of the foregoing rights and the right to receive income, royalties, damages, or payments that are now or will later become due with regard to the foregoing rights.

Agreement for Purchase and Sale of Assets

1.6 “Person” means any individual, corporation, partnership, estate, trust, company (including any limited liability company), firm, or other enterprise, association, organization, or Governmental Authority;

1.7 “Proceeding” means any claim, action, suit, investigation, or administrative or other proceeding before any Governmental Authority or any arbitration or mediation;

1.8 “Taxes” means any and all federal, state, local, or foreign taxes, assessments, and other governmental charges, duties, impositions, and liabilities relating to taxes of any kind, together with all interest, penalties, and additions imposed with respect to such amounts.

ARTICLE 2. PURCHASE AND SALE OF ASSETS

2.1 Sale and Transfer of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Corporation will sell, convey, transfer, assign, and deliver to Buyer, and Buyer will purchase from Corporation, all rights and title to, and interest in, the assets, properties, and business of Corporation used in the Embedded Business of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located (all of which are sometimes collectively referred to as the Assets), free and clear of all Encumbrances, including the following (provided however, notwithstanding the foregoing, the Assets will not include the items set forth at Paragraph 2.2).

(a) All inventory, finished goods, supplies, materials, and works in process for the Embedded Business;

(b) All equipment, machinery, furniture, and motor vehicles used by the Corporation for the Embedded Business;

(c) All real property, and all buildings, fixtures and improvement thereon;

(d) All claims and rights under leases, contracts, insurance policies, notes, evidences of indebtedness, and purchase and sales orders for the Embedded Business;

(e) All software programs and software code for the Embedded Business;

(f) All copies and tangible embodiments of the software programs and software code (in source and object code form), together with all documentation related to such programs and code for the Embedded Business;

(g) All Intellectual Property Rights exercisable or available in any jurisdiction of the world, and the exclusive right for Buyer to hold itself out to be the successor to the business of Corporation for the Embedded Business (provided, however, that Corporation will retain the SBE name, logo and associated Intellectual Property Rights and Buyer will be able to use such name and logo as may be reasonably agreed in writing by Corporation);

Agreement for Purchase and Sale of Assets

(h) All licenses to assets and properties of third parties (including licenses with respect to Intellectual Property Rights owned by third parties) for the Embedded Business;

(i) Claims, causes of actions, royalty rights, deposits, and rights and claims to refunds (excluding Tax refunds) and adjustments of any kind (including rights to set-off and recoupment), and insurance proceeds for the Embedded Business;

(j) All Internet domain names and registrations that are held or owned by Corporation for the Embedded Business other than www.sbei.com;

(k) All franchises, permits, licenses, agreements, waivers, and authorizations from, issued, or granted by any Governmental Authority for the Embedded Business;

(l) True and complete copies of all Corporation’s business records, including general and financial records, marketing and sale information, and plans, pricing, and customer lists for the Embedded Business; and

(m) All goodwill associated with Corporation’s business and the Assets for the Embedded Business.

2.2 Excluded Assets. The following assets of the Embedded Business will not be purchased by Buyer from Corporation, nor will Corporation sell to Buyer will any of the following:

(a) Cash and cash equivalents;

(b) Accounts receivable;

(c)  Assets including software and hardware associated with the Corporation’s Oracle financial accounting system and stock option tracking programs;

(d)  Assets including software, hardware, and any form of Intellectual Property associated with the Corporation’s Storage Software Business including but not limited to Source Code, Test Equipment and Test Software;

(e) all minute books, stock records and corporate seals of Corporation;

(f) the shares of capital stock of Corporation held in treasury;

(g) all insurance policies and rights thereunder;

(h) all of the contracts of Corporation other than those listed in Schedule 2.4;

(i) all personnel records and other records that Corporation is required by law to retain in its possession;

(j) all claims for refund of Taxes and other governmental charges of whatever nature;

Agreement for Purchase and Sale of Assets

(k) all rights in connection with and assets of Corporation’s employee benefit plans; and

(l) all rights of Corporation under this Agreement.

2.3 Consideration from Buyer at Closing. As full payment for the transfer of the Assets to Buyer, Buyer will deliver to Corporation at the Closing, in accordance with the provisions of this Agreement and subject to Paragraph 2.7, the following (collectively, the “Purchase Price”):

(a) a bank cashier’s check or wire transfer, payable to the order of Corporation, in the amount of One Million Seven Hundred Thousand Dollars ($1,700,000); and

(b)  a bank cashier’s check or wire transfer, payable to the order of the Escrow Holder per Paragraph 2.8 in the amount of Five Hundred Thousand Dollars ($500,000).

2.4 Assumption of Liabilities. From and after the Closing, Buyer will assume all of Corporation’s rights and obligations arising after the Closing under those contracts (and only those contracts) listed and marked with an asterisk in Exhibit 2.4; provided, Buyer will not be obligated to assume any such contract for which assignment to Buyer requires the consent of the other party to such contract unless such consent has been obtained in writing and delivered to Buyer on or before the Closing. Corporation will remain liable for all obligations arising under such contracts before the Closing. Corporation will have the right to require Buyer to complete any sales order not assumed by Buyer in that exhibit for Corporation’s account at a price to Corporation equal to Buyer’s cost. It is expressly understood and agreed that Buyer will not be liable for any of the debts, obligations, or liabilities of Corporation of any kind other than those specifically assumed by Buyer under this paragraph and that Corporation will remain liable and responsible for any and all of its debts, obligations, and liabilities not expressly assumed by Buyer under this Agreement.

2.5 Purchase Price and Allocation. The Purchase Price will be as allocated among the Assets as set forth at Exhibit 2.5. Each of the parties agrees to report the transactions contemplated by this Agreement for all Tax purposes (including in Tax returns) in a manner that is consistent with the foregoing allocation of the purchase price and not to take any position inconsistent with such allocation in any Tax return, refund claim, or any litigation relating to Taxes.

2.6 Excise and Property Taxes. Corporation will pay all sales, use, and similar Taxes arising from the transfer of the Assets (other than Taxes on a party’s income). Buyer will reimburse Corporation for all such Taxes paid by Corporation within thirty (30) days after receiving an invoice. Buyer will not be responsible for any other business, occupation, withholding, property or similar Tax, or any Taxes of any kind incurred by Corporation related to any period before the Closing.

2.7  Possible Purchase Price Adjustment for Inventory.

2.7.1  Possible Adjustment. Corporation agrees the book value of the Inventory per Paragraph 3.5.2 at Closing will be at least Six Hundred Eighty Thousand Dollars ($680,000). If the Inventory at Closing is less than Six Hundred Eighty Thousand Dollars ($680,000), the Purchase Price will be reduced by the amount of the deficiency. If the Inventory at Closing is greater than Eight Hundred Thousand Dollars ($800,000), the Purchase Price will be increased by the amount of the excess.

Agreement for Purchase and Sale of Assets

2.7.2 Procedure to Determine Amount. Within two (2) days prior to Closing, Corporation will provide Buyer with an estimate of the amount of the Inventory. Within five (5) days after Closing, Corporation will prepare and deliver to Buyer the calculations of the Inventory as of the Closing Date based on a physical inventory conducted within ten (10) days prior to the Closing. The Inventory amount will be prepared by Corporation in good faith and in accordance with generally accepted accounting principles applied on a basis consistent with Corporation’s prior calculations of inventory value except as otherwise provided in this Agreement. Buyer and its representatives will be provided with reasonable access to the books, records, work papers and other information of the Corporation’s Embedded Business necessary to review the Inventory amount. The Inventory amount, when delivered by Corporation to Buyer, will be deemed conclusive and binding on the parties unless Buyer notifies Corporation in writing within five (5) days after receipt of the Inventory amount from Corporation, of Buyer’s disagreement therewith (which notice will state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If there is disagreement, and such disagreement cannot be resolved by Buyer and Corporation within fifteen (15) days following receipt of the Inventory amount by Buyer, the items in dispute will be submitted to a firm of independent auditors acceptable to both Buyer and Corporation, and the determination by such independent auditing firm will be binding and conclusive upon the parties. Buyer and Shareholders will each pay one-half of the cost of the fees and expenses of such independent auditing firm.

2.7.3 Payment. Payment of the deficiency, if any, will be made by Escrow Holder to Buyer upon receipt by Escrow Holder of the written determination by the independent auditing firm.

2.8 Escrow Reserve and Payment. From the Purchase Price, Buyer will withhold and deposit into an interest bearing escrow account at First American Title Insurance Company (“Escrow Holder”), the sum of Five Hundred Thousand Dollars ($500,000) as a reserve (“Reserve”) for amounts, if any, owed by the Corporation to Buyer regarding (i) Inventory per Paragraph 2.6, (ii) Suppliers, vendors, personnel, sales representatives and distributors per Paragraph 10.3 and (iii) Indemnification obligations in this Agreement. The amount of the Reserve does not limit the Corporation’s obligations herein. The provisions of the Reserve are set forth in Exhibit ___ entitled “Escrow”. The term of the Escrow will be no more than sixty (60) days.

ARTICLE 3. WARRANTIES OF CORPORATION

Except as set forth in the Disclosure Schedules attached, Corporation warrants:

3.1 Organization, Standing, and Qualification of Corporation. Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it. Neither the ownership of its properties nor the nature of its business requires the Embedded Business to be qualified to do business as a foreign corporation in any other jurisdiction.

Agreement for Purchase and Sale of Assets

3.2 Financial Statements. Corporation has filed with the Securities and Exchange Commission consolidated balance sheets of the Corporation as of October 31, 2004, and October 31, 2005, and the related statements of income, for the two years ending on those dates, audited by Corporation’s independent public accountants, whose opinions with respect to those financial statements are included in such filings. Corporation has filed with the Securities and Exchange Commission the unaudited consolidated balance sheet of the Corporation as of July 31, 2006, and together with related unaudited statement of income, for the nine (9) month period ending on that date, certified by the chief financial officer of Corporation as accurately reflecting the financial condition of the Corporation for the period. The financial statements in Schedule 3.2 are referred to as the financial statements. The financial statements (i) have been prepared in accordance with the books and records of Corporation, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied by Corporation throughout the periods indicated (except that unaudited financial statements are subject to normal year-end audit adjustments and do not contain all footnotes required by generally accepted accounting principles), and (iii) fairly present the financial position of Corporation as of the respective dates of the balance sheets included and the results of its operations for the respective periods indicated.

3.3 Absence of Changes in Corporation. Since July 31, 2006 regarding the Embedded Business, except as may have been described in Corporation’s filings with the Securities and Exchange Commission since January 1, 2006 (the “SEC Filings”), there has not been any:

(a) Transaction by Corporation except in the ordinary course of business as conducted on that date;

(b) Material adverse change in the financial condition, liabilities, assets, business, results of operations, or prospects of the Embedded Business;

(c) Destruction, damage, or loss of any asset of the Embedded Business (insured or uninsured) that materially and adversely affects the financial condition, business, results of operations, or prospects of Corporation;

(d) Change in accounting methods or practices (including any change in depreciation, amortization policies, or rates) by Corporation;

(e) Revaluation or write-down by Corporation of any assets of Embedded Business;

(f) Increase or decrease in the salary or other compensation payable or to become payable by Corporation to any of the Embedded Business employees or declaration, payment, or obligation of any kind for payment, by Corporation, of a bonus or other additional salary or compensation to any such employee;

(g) Sale or transfer of any asset of Embedded Business, except in the ordinary course of business;

(h) Amendment or termination of, or any release or waiver granted with respect to, any contract, agreement, or license of Embedded Business to which Corporation is a party, except in the ordinary course of business;

Agreement for Purchase and Sale of Assets

(i) Encumbrance of any asset or property of Embedded Business;

(j) Waiver or release of any material right or claim of Embedded Business, except in the ordinary course of business;

(k) Commencement of, or notice or threat of commencement of, any Proceeding against Embedded Business or its business, assets, or affairs;

(l) Agreement by Corporation to do any of the things described in the preceding clauses (a) through (i); or

(m) Other event or condition of any character that has or might reasonably be expected have a material adverse effect on the financial condition, business, results of operation, assets, liabilities, or prospects of the Embedded Business.

3.4 Claims and Liabilities.

3.4.1 Debts, Obligations, and Liabilities. Schedule 3.4 to this Agreement contains a complete and accurate list, description, and schedule of all of the outstanding debts, liabilities, and pecuniary obligations of the Embedded Business. The Embedded Business has no other debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not set forth in Schedule 3.4.

3.5 Assets of Business.

3.5.1 Real Property.

(a) List. Schedule 3.5.1 to this Agreement is a complete list of all real property owned by, leased to, or occupied and used by the Embedded Business (“Current Premises”).

(b) Hazardous Materials. Corporation is not in violation of any Environmental Law (as defined below), with regard to disposal of Hazardous Materials (as defined below) or the environmental conditions on or under such properties or facilities, including soil and groundwater conditions. During the time Corporation or its predecessors-in-interest have leased or occupied the Current Premises, Corporation has not used, generated, manufactured, or stored on or under, or transported to or from, any part of the Current Premises, any Hazardous Materials (as defined below) in violation of any Environmental Law, nor has there been any storage, use, processing, treatment, manufacture, disposal, spillage, discharge, release, or threatened release of any Hazardous Material on, from, or under any part of the Premises. There is no reasonable basis to believe the Corporation’s business has been conducted or is being conducted in violation of any Environmental Law. There is not pending against the Corporation any Proceeding that asserts liability against any of such Persons, or seeks an injunction or decree against any of such Persons, under any Environmental Law. Corporation is not presently obligated under any judgment, order, or decree of any Governmental Authority that relates to Environmental Laws.

Agreement for Purchase and Sale of Assets

“Environmental Law” means all federal, state, local, and foreign laws and regulations, relating to pollution, the protection of human health, or the environment, including ambient air, surface water, ground water, land surface, or subsurface strata, including those regulations relating to the emission, discharge, release or threatened release, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Hazardous Material” means any pollutant, contaminant, toxic, hazardous, or noxious substance or waste that is, or becomes before Closing, regulated by any Governmental Authority under any Environmental Law, including (i) oil or petroleum compounds, flammable substances, explosives, radioactive materials, or other materials that pose a hazard to human beings or cause any real property to be in violation of any Environmental Law; (ii) to the extent regulated, asbestos and asbestos-containing materials; (iii) any materials regulated under the Toxic Substance Act (15 USC §2601), (iv) any materials designated as “hazardous substances” under the Clean Water Act (33 USC §1251), or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC §9601), and (v) any “hazardous waste” under Resource Conservation and Recovery Act (42 USC §6901).

To Corporation’s knowledge, there are no underground storage tanks located on the real property described in Schedule 3.5.1 in which any Hazardous Material, as defined below, is being or has been in the past five (5) years stored, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, on, from, or over that real property or into or on ground or surface water on that real property and currently there are no Hazardous Materials on or in the land occupied by or groundwater under, the Current Premises. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of that real property, or into other assets of Corporation, and there is no electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCBs on that real property.

3.5.2 Inventory. The Embedded Business’s inventories of raw materials, work in process, and finished goods (collectively called inventories) shown on the Corporation’s balance sheet as of July 31, 2006, included in the financial statements, consist of items of a quality and quantity usable and salable in the ordinary course of business by Corporation, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Corporation to net realizable market value or have been provided for by adequate reserves. All items included in the inventories are the property of Corporation, except for sales made in the ordinary course of business since the date of the balance sheet. For each of these sales, either the purchaser has made full payment or the purchaser’s liability to make payment is reflected in the books of Corporation as a receivable. No item included in the inventories is subject to any Encumbrance or is held by Corporation on consignment from others. The inventories shown on all the consolidated balance sheets included in the financial statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

3.5.3 Other Tangible Personal Property. Schedule 3.5.3 to this Agreement is a complete and accurate schedule describing and specifying the location of all trucks, automobiles, vehicles, machinery, equipment, furniture, fixtures, supplies, tools, dies, rigs, molds, patterns, drawings, and all other tangible personal property owned by, in the possession of, or used by the Embedded Business in connection with its business, except inventories of raw materials, work in process, and finished goods. The property listed in Schedule 3.5.3 constitutes all such tangible personal property necessary for the conduct by the Embedded Business of its business as now conducted.

Agreement for Purchase and Sale of Assets

Except as stated in Schedule 3.5.3, no personal property used by the Embedded Business in connection with its business is held under any lease or subject to any Encumbrance, is held by Corporation on consignment from others, or is located at any location other than one in the direct and actual possession of Corporation.

3.5.4 Accounts Receivable. All accounts receivable of the Embedded Business shown on the balance sheet of Corporation as of July 31, 2006, and all accounts receivable of Corporation created after that date, arose from valid sales in the ordinary course of business.

3.5.5 Intellectual Property.

(a) Corporation owns, or has the right to use under license, all Intellectual Property Rights necessary for the operation of the Embedded Business as presently conducted and as currently proposed to be conducted. Each Intellectual Property Right owned, licensed to, or used by the Embedded Business immediately before the Closing will be owned, licensed to, or available for use by Buyer on identical terms and conditions immediately after the Closing.

(b) The past conduct by the Embedded Business of its business and the use of the Assets by Corporation in the conduct of the business do not infringe on, misappropriate, or otherwise conflict with any Intellectual Property Right of any third party and no third party has asserted or threatened to assert against Corporation any claim of infringement or misappropriation of any Intellectual Property Rights. The transfer of the Assets to Buyer will not infringe on any Intellectual Property Right of any third party. To the best knowledge of Corporation, no third party has interfered with, infringed on, or misappropriated any Intellectual Property Rights of the Embedded Business.

(c) Regarding the Embedded Business of the Corporation, Schedule 3.5.5 identifies: (i) each patent, copyright, mask work, trademark, or service mark (or registration of such) that has been granted or registered and issued to Corporation in any jurisdiction, (ii) each pending patent application and each application for registration of a copyright, mask work, trademark, service mark, or similar right that Corporation has made in any jurisdiction together with all associated filing or serial numbers, (iii) all unregistered copyrights, (iv) all unregistered trademarks, trade names, or service marks used by Corporation in connection with the business or the Assets, and (v) each license, Agreement, or other permission that Corporation has granted to any third party with respect to any of its Intellectual Property Rights or any of the Assets, none of which grants any third party any exclusive rights with respect to any of such Intellectual Property Rights or any of the Assets. Corporation has delivered to Buyer true, correct, and complete copies of all such registrations and all such applications and licenses, agreements, and permissions. For each Intellectual Property Rights, license agreement, or other permission required to be identified on Schedule 3.5.5: (i) Corporation possesses all right and title to, and interest in, such Intellectual Property Right, license, agreement, or permission free and clear of any Encumbrance; (ii) such Intellectual Property Right, license, agreement, or permission is not subject to any outstanding judgment, order, or charge; and (iii) no proceeding is pending or, to Corporation’s knowledge, threatened that challenges the legality, validity, enforceability, use, or ownership of such Intellectual Property Rights, license, agreement, or permission.

Agreement for Purchase and Sale of Assets

(d) Schedule 3.5.5 sets forth and summarizes each Intellectual Property Right that a third party owns and that the Embedded Business uses under a license, agreement, or other permission, and Corporation has delivered to Buyer, true, correct, and complete copies of all such licenses, agreements, and permissions from third parties. For each Intellectual Property Right required to be identified in Schedule 3.5.5: (i) the license, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms to Buyer’s benefit immediately following the Closing; (ii) all consents to the assignment of each such license, agreement, or permission required to assign it to Buyer under this Agreement without breach or violation of any agreement binding on Corporation and without infringing any Intellectual Property Rights of any third party have been obtained; (iii) the license, agreement, or permission does not restrict Corporation’s ability to do business in any geographic territory or with respect to any market or industry; (iv) Corporation is not in breach or default of, and to Corporation’s knowledge, no other party to any such license, agreement, or permission is in breach or default of, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default of, or permit termination, modification, or acceleration of, any such license, agreement, or permission; and (v) no proceeding is pending or, to Corporation’s knowledge, threatened that challenges the legality, validity, or enforceability of any such license, agreement, or permission or any Intellectual Property Right governed by it.

(e) All employees, contractors, and consultants of Corporation or any other third parties who have been involved in the development of any Intellectual Property Rights owned by the Embedded Business, have executed invention assignment and confidentiality agreements in the form delivered to Buyer’s counsel, and all employees and consultants of Corporation who have access to confidential information or trade secrets related to or comprising the Intellectual Property Rights owned by the Embedded Business or the Assets have executed appropriate nondisclosure agreements in the form delivered to Buyer’s counsel. Corporation has taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of all and Intellectual Property Rights owned by the Embedded Business. To Corporation’s knowledge, no third party is in possession of any confidential information pertaining to any of the Assets, except under a written confidentiality agreement in a form disclosed in writing to Buyer.

3.5.6 Other Intangible Property. Schedule 3.5.6 to this Agreement is a complete and accurate list of all intangible assets, other than those specifically referred to elsewhere in this Agreement, relating to the Embedded Business.

3.6 Title to Assets; Sufficiency of Assets. Corporation has good and marketable title to all of the Assets, whether real, personal, mixed, tangible, or intangible, that constitute all the assets and interests in assets that are used in the Embedded Business. All of the Assets are free and clear of any Encumbrances except for (i) those disclosed in Corporation’s balance sheet as of October 31, 2006, or in Schedules attached hereto; and (ii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these Assets or materially impair business operations. Corporation is not in default or in arrears in any material respect under any lease or license. All real property and tangible personal property of the Embedded Business is in good operating condition and repair, ordinary wear and tear excepted. Corporation is in possession of all premises leased to them from others. The Embedded Business does not occupy any real property in violation of any law, regulation, or decree. The Assets constitute all assets, properties, rights, and Intellectual Property Rights that are necessary or required to enable Buyer, following the Closing, to own, conduct, operate, and maintain the Embedded Business’s business as historically conducted or as proposed to be conducted without (i) the need for Buyer to acquire or license any other asset, property, or Intellectual Property Right, (ii) the breach or violation of any contract or commitment to which the Corporation is bound or to which any of the Assets is subject, or (iii) infringement of any Intellectual Property Right of any other person.

Agreement for Purchase and Sale of Assets

3.7 Customers and Sales. Schedule 3.7 to this Agreement is a correct and current list of all customers of the Embedded Business with which Corporation has consummated sales of at least Ten Thousand Dollars ($10,000) in the aggregate in the one year before the date of this Agreement together with summaries of the sales made to each customer during the Corporation’s most recent fiscal year. Except as indicated in Schedule 3.7, Corporation has no information, nor is aware of any facts, indicating any of these customers intends to cease doing business with the Embedded Business or materially alter the amount of the business such customer is presently doing with the Embedded Business.

3.8 Employment Contracts and Benefits. Schedule 3.8 to this Agreement is a list of all the Embedded Business’s employment contracts, collective bargaining agreements, and pension, bonus, profit-sharing, stock option plans, or other agreements providing for employee remuneration or benefits. To the best of Corporation’s knowledge, Corporation is not in default under any of these agreements, nor has any event occurred that with notice, lapse of time, or both, would constitute a default by Corporation under any of these agreements.

3.9 Insurance Policies. Corporation has maintained and now maintains (i) insurance on all its assets and Embedded Business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. Corporation is not in default with respect to payment of premiums on any such policy. Except as set forth in Schedule 3.9, no claim is pending under any such policy.

3.10 Other Contracts. The Embedded Business is not a party to, nor is its property bound by, any distributor’s or manufacturer’s representative or agency agreement; any output or requirements agreement; any agreement not entered into in the ordinary course of business; any indenture, Encumbrance, or lease; or any agreement that is unusual in nature, duration, or amount (including any agreement requiring the performance by Corporation of any obligation for a period of time extending beyond one year from Closing or calling for consideration of more than Ten Thousand Dollars ($10,000)); except the agreements listed in Schedule 3.10, copies of which have been furnished or made available to Buyer. There is no default or event that, with notice or lapse of time or both, would constitute a default by the Corporation to any of these agreements. Corporation has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Corporation is not a party to, or the property bound by, any agreement that is materially adverse to the business, properties, or financial condition of the Embedded Business.

Agreement for Purchase and Sale of Assets

3.11 Compliance with Laws. To the knowledge of Corporation, the Embedded Business has complied in all material respects with all federal, state, and local statutes, laws, and regulations. Corporation has not received any notice asserting any violation of any statute, law, or regulation that has not been remedied before the date of this Agreement.

3.12 Litigation. There is no pending, or, to the best knowledge of Corporation, threatened Proceeding against or affecting the Embedded Business or any of its assets or financial condition. There is not pending against the Embedded Business, any judgment, order, writ, injunction, or decree of any federal, state, local, or foreign Governmental Authority. The Embedded Business is not in default with respect to, nor has an event occurred that, with notice, lapse of time, or both, would be a default under, any judgment, order, writ, injunction, or decree of any federal, state, local, or foreign court, or Governmental Authority. Except as set forth in Schedule 3.12, Corporation is not presently a party to any Proceeding instituted by it, nor does it have any plans to institute any Proceeding against any other Person.

3.13 Agreement Will not Cause Breach or Violation. The execution, delivery, and performance of this Agreement by Corporation and the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Corporation or any lease, license, promissory note, conditional sales contract, commitment, indenture, or other agreement, instrument, or arrangement to which Shareholder, Corporation, is a party or by which any of them or any assets or properties of any of them is bound; (iii) an event that would permit any party to terminate any agreement to which Corporation is a party or is bound or to which any of its assets is subject or to accelerate the maturity of any indebtedness or other obligation of Corporation; or (iv) the creation or imposition of any Encumbrance on any of the properties of Corporation.

3.14 Authority and Consents. Corporation has the right, power, legal capacity, and authority to enter into and perform its respective obligations under this Agreement (including the sale of the Assets to Buyer), and no approvals or consents of any governmental authority are necessary in connection with the sale of the Assets to Buyer and the performance by Corporation of its obligations under this Agreement. The execution, delivery, and performance of this Agreement by Corporation and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of Corporation.

3.15 Interest in Customers, Suppliers, and Competitors. Except as set forth in Schedule 3.15, neither Corporation, nor, to the knowledge of Corporation, any officer, director, or employee of Corporation, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, or customer of the Embedded Business or in any entity from whom or to whom Corporation leases any real or personal property, or in any other entity with whom Corporation is doing business.

Agreement for Purchase and Sale of Assets

3.16 Personnel. Schedule 3.16 is a list of the names and addresses of all officers, directors, employees, agents, and manufacturer’s representatives of the Embedded Business, stating the rates of compensation payable to each.

3.17 Full Disclosure. None of the representations and warranties made by Corporation in this Agreement (including the Schedules to this Agreement and the certificate delivered pursuant to Paragraph 7.4) contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to prevent the statements from being misleading.

ARTICLE 4. BUYER’S WARRANTIES

Buyer warrants the following:

4.1 Organization, Standing and Qualification. Buyer is a corporation duly organized, existing, and in good standing under the laws of California. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

4.2 Authority and Consents. Buyer has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement (including the purchase of the Assets from Corporation), and no approvals or consents of any governmental authority are necessary in connection with the purchase of the Assets by Buyer and the performance by Buyer of its obligations under this Agreement. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of Buyer.

4.3 Full Disclosure. None of the representations and warranties made by Buyer in this Agreement contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to prevent the statements from being misleading.

4.4 Financial Wherewithal. Buyer will not render itself insolvent.

ARTICLE 5. CORPORATION’S OBLIGATIONS BEFORE CLOSING

Corporation agrees from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms:

5.1 Buyer’s Access to Premises and Information. Buyer and its counsel, accountants, and other representatives will have reasonable access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to the Embedded Business. Corporation will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of the Embedded Business that may reasonably be requested. No information or knowledge obtained by Buyer in any investigation under this paragraph will affect or be deemed to modify any representation or warranty of Corporation or the conditions to the obligations of the Corporation to effect the Closing.

Agreement for Purchase and Sale of Assets

5.2 Conduct of Business in Normal Course. Corporation will carry on its Embedded Business and activities diligently, in the ordinary course, and in substantially the same manner as they previously have been carried out and will not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, collections, payments, or operation that vary materially from those methods used by Corporation on the date of this Agreement. Corporation will not ship nor bill customers in an accelerated manner which exceeds its practices for the period January 1, 2006 through October 31, 2006.

5.3 Preservation of Business and Relationships. Corporation will use its best efforts to preserve its Embedded Business intact, to keep available Embedded Business’s present employees, and to preserve its Embedded Business’s present relationships with suppliers, customers, and others having business relationships with it.

5.4 Maintenance of Insurance. Corporation will continue to carry its Embedded Business’s existing insurance.

5.5 Employees and Compensation. Regarding the Embedded Business, Corporation will not do, or agree to do, any of the following acts: (i) increase any compensation payable, or to become payable, to any employee, sales agent, or representative; (ii) increase any benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment; or (iii) modify any collective bargaining agreement to which it is a party or by which it may be bound.

5.6 New Transactions. Corporation will not, without Buyer’s written consent, do or agree to do any of the following acts regarding the Embedded Business:

(a) Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business or not consistent with its past practices;

(b) Enter into any contract, commitment, or transaction in the usual course of business involving an amount exceeding Fifty Thousand Dollars ($50,000) individually;

(c) Enter into any leases of capital equipment or property under which the annual lease charge is in excess of Ten Thousand Dollars ($10,000);

(d) Sell or dispose of any capital assets with a net book value exceeding Ten Thousand Dollars ($10,000) individually, or place or allow to be imposed any Encumbrance on any of the Assets;

(e) Sell or dispose of any inventory with a value exceeding Ten Thousand Dollars ($10,000);

(f) Ship any orders with a value exceeding Ten Thousand Dollars ($10,000) except as set forth on Schedule 5.6; or

(g) Hire any personnel.

Agreement for Purchase and Sale of Assets

5.7 Existing Agreements. Regarding the Embedded Business, Corporation will not modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts.

5.8 Consents of Others. As soon as reasonably practicable after the execution and delivery of this Agreement, and in any event on or before the Closing, Corporation will obtain the written consent of the Persons described in Schedule 5.8 to this Agreement and will furnish to Buyer executed copies of those consents. Buyer will exercise its best efforts and promptly execute and deliver any documents and instruments that may be reasonably required to assist Corporation in obtaining such consents; provided, however, Buyer will not be obligated under this paragraph to execute any guaranty, assumption of liability, or other document or instrument requiring it to assume obligations not contemplated in this Agreement.

5.9 Corporate Approval. Corporation will deliver to Buyer, on or before the Closing, a written consent or minutes of a meeting of its Board of Directors authorizing and approving the Corporation’s execution, delivery, and performance of its obligations under this Agreement (including the sale of all of Embedded Business’s assets to Buyer under this Agreement).

5.10 Information to Be Held in Confidence. From and after the Closing, Corporation and its respective officers, directors, and other representatives will each hold in strict confidence all information of a confidential nature and not generally known to the public with respect to the Embedded Business or the Assets except when that disclosure of such information may be required by law by any Governmental Authority or in any proceeding. If the Corporation believes that such disclosure is required (other than with respect to Corporation’s reporting requirements under the Securities Exchange Act of 1934,), it will give Buyer advance notice of the disclosure and the basis for it, and permit Buyer a reasonable opportunity to eliminate the need for or to narrow such disclosure.

ARTICLE 6. BUYER’S OBLIGATIONS BEFORE CLOSING

6.1 Information to Be Held in Confidence. Unless and until the Closing has been consummated, Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Corporation, all data and information with respect to the business of Corporation obtained in connection with this transaction or agreement, except when that data and information may be required by law to be included in Buyer’s proxy statement in connection with a meeting of its stockholders, required by the Securities Exchange Act of 1934 and the general rules and regulations issued under that act, or unless disclosure of such information is otherwise compelled by law by any Governmental Authority or in any Proceeding. If Buyer believes that such disclosure is required, either under the Securities Exchange Act of 1934 or otherwise, it will give Corporation advance notice of its disclosure and the basis for it, and permit Corporation a reasonable opportunity to eliminate the need for or narrow such disclosure. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Corporation all that data and information that Corporation may reasonably request, including worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this Agreement and the transaction contemplated.

Agreement for Purchase and Sale of Assets

6.2 Cooperation in Securing Consents of Third Parties. Buyer will use its reasonable efforts to assist Corporation in obtaining the consent of all necessary Persons to the assignment and transfer to Buyer of properties, assets, and agreements to be assigned and transferred under the terms of this Agreement, provided, however, this provision will not impose on Buyer any obligation to pay for any default or perform any obligation of Corporation under any such agreements or relieve Corporation from any failure to obtain such consent.

6.3 Resale Certificate. Buyer will furnish any resale certificate or other documents reasonably requested by Corporation to comply with the provisions of the sales and use Tax laws of the State of California.

6.4 Bulk Sales Law. Buyer waives compliance with the provisions of Division 6 of the California Uniform Commercial Code relating to bulk sale in connection with this sale of assets, subject to the indemnities of Corporation contained in this Agreement. Nothing in this paragraph will stop or prevent either Buyer or Corporation from asserting as a bar or defense to any proceeding brought under the bulk sale law that such law does not apply to the sale contemplated under this Agreement.

6.5 Corporate Approval. Buyer will deliver to Corporation, on or before the Closing, a written consent of its board of directors authorizing and approving the Buyer’s execution, delivery, and performance of its obligations under this Agreement.

ARTICLE 7. CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE

The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 7. Buyer may waive any or all of these conditions in whole or in part in writing.

7.1 Accuracy of Corporation’s Representations and Warranties. All representations and warranties by the Corporation in this Agreement (including the Schedules to this Agreement and the certificate delivered pursuant to Paragraph 7.4) must be true and correct in all material respects on and as of the Closing, as though such representations and warranties were made on and as of that date.

7.2 Performance by Corporation. On or before the Closing, the Corporation will have performed, satisfied, and complied with in all material respects all covenants, agreements, and conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

7.3 No Material Adverse Change. During the period from the execution of the Agreement to the Closing, there will not have been any material adverse change in the financial condition or the results of operations of the Embedded Business, and Corporation will not have sustained any material loss or damage to the Assets that materially affects its ability to conduct its Embedded Business or the value of the assets to be purchased by Buyer under this Agreement at the Closing.

Agreement for Purchase and Sale of Assets

7.4 Certification by Corporation. Buyer will have received a certificate, dated the Closing, signed and verified by Corporation’s Chief Executive Officer, stating that the conditions specified in this Agreement have been fulfilled.

7.5 Absence of Litigation. No litigation pertaining to the transaction contemplated by this Agreement or to its consummation, or that could reasonably be expected to have a material adverse effect on Buyer, its businesses, assets, or financial conditions, or the Assets will have been instituted or threatened before the Closing.

7.6 Shareholder Approval. The execution, delivery, and performance of this Agreement by Corporation and the consummation of the transactions contemplated will have been duly authorized by all necessary corporate action by the stockholders of Corporation.

7.7 Approval of Documentation and Delivery. Corporation will have delivered to Buyer all documents and taken all actions required to be taken by such parties under Article 9 of this Agreement. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement must be satisfactory in all reasonable respects to Buyer and its counsel.

7.8 Payment of Accounts Payable. On the Closing, all Embedded Business accounts payable which are outstanding more than thirty (30) days will be paid.

ARTICLE 8. CONDITIONS PRECEDENT TO CORPORATION’S PERFORMANCE

The obligations of Corporation to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before Closing, of all the following conditions. Corporation may waive any or all of these conditions in whole or in part in writing; provided, however, that no such waiver of a condition will constitute a waiver by Corporation of any of its other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties, or covenants under this Agreement.

8.1 Accuracy of Buyer’s Representations and Warranties. All representations and warranties by Buyer in this Agreement must be true in all material respects on and as of the Closing as though such warranties were made on and as of that date.

8.2 Buyer’s Performance. On or before the Closing, Buyer will have performed, satisfied, and complied with in all material respects all covenants, agreements, and conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

8.3 Absence of Litigation. No Proceeding, pertaining to the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before the Closing.

Agreement for Purchase and Sale of Assets

8.4 Approval of Documentation and Delivery. Buyer will have delivered to Corporation all documents and taken all actions required to be taken by such parties under Article 9 of this Agreement. The form and substance of all certificates, instruments, opinions, and other documents delivered to Corporation under this Agreement must be satisfactory in all reasonable respects to it and its counsel.

8.5 Shareholder Approval. The execution, delivery, and performance of this Agreement by Corporation and the consummation of the transactions contemplated will have been duly authorized by all necessary corporate action by the stockholders of Corporation.

ARTICLE 9. THE CLOSING

9.1 Time and Place. The sale and transfer of the Assets by Corporation to Buyer (the Closing) will take place at the offices of Alan Rich & Associates, APLC, 5857 Owens Avenue, Carlsbad, California, 92084 at 10:00 a.m. local time, on the date that is the later of (i) February 28, 2007 or (ii) two (2) business days after approval by Corporation’s shareholders per Paragraph 8.5, or at such other time and place, as the parties may agree to in writing (the date on which the Closing actually occurs, the Closing).

9.2 Corporation’s Obligations at Closing. At the Closing, Corporation must deliver or cause to be delivered to Buyer:

(a) Assignment and Assumption of the real property facility lease of the Embedded Business, properly executed and acknowledged by Corporation, and accompanied by consent of lessor;

(b) Instruments of assignment and transfer of all other property of the Embedded Business of every kind and description and wherever situated, including all its interest in claims enforceable by legal or equitable actions, rights under agreements, trademarks, trade names, patents, patent applications, patent licenses, copyrights, shop rights, and other tangible or intangible property including the assumption of the personal property lease associated with the oscilloscope per the lease agreement dated July 27, 2005 with Alexander Properties Company as lessor, except as expressly excluded in an exhibit to this Agreement;

(c) Resolutions of Corporation’s board of directors, in form reasonably satisfactory to counsel for Buyer, authorizing the execution and performance of this Agreement and all actions to be taken by Corporation under this Agreement;

(d) A certificate executed by the president, certifying all Corporation’s representations and warranties under this Agreement are true in all material respects as of the Closing, as though each of those warranties had been made on that date; and

Simultaneously with the consummation of the transfer, Corporation, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all properties and assets to be conveyed and transferred by this Agreement.

Agreement for Purchase and Sale of Assets

9.3 Buyer’s Obligation at Closing. At the Closing, Buyer must deliver to Corporation the following instruments and documents against delivery of the items specified in this Agreement:

(a) A bank cashier’s check or wire transfer in the amount of One Million Seven Hundred Thousand Dollars ($1,700,000);

(b) A bank cashier’s check or wire transfer, payable to the order of the Escrow Holder per Paragraph 2.7 in the amount of Five Hundred Thousand Dollars ($500,000).

(c) Assignment and Assumption of the real property facility lease of the Embedded Business, properly executed and acknowledged by Buyer and accompanied by consent of lessor;

(d) Resolutions of Buyer’s board of directors, in form reasonably satisfactory to counsel for Corporation, authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement; and

(e) A certificate executed by the president of Buyer certifying all Buyer’s representations and warranties under this Agreement are true in all material respects as of the Closing, as though each of those warranties had been made on that date.

ARTICLE 10. OBLIGATIONS AFTER CLOSING

10.1 Shareholder’s Competition. In consideration for the payment by Buyer of the Purchase Price, to be made on the Closing, Corporation will not, at any time within the four (4) year period immediately following the Closing, directly or indirectly engage in, or have any interest in any Entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity in California, or in any other state or any country that is the same as, similar to, or competitive with any activity now (or since January 1, 2004) engaged in by the Embedded Business in any of these states or countries.

The parties intend the covenant contained in the preceding portion of this section be construed as a series of separate covenants, one for California and each state and country referred to in the preceding paragraph. Except for geographic coverage, each such separate covenant will be considered identical in terms to the covenant contained in the preceding paragraph. If, in any Proceeding, a court refuses to enforce any of the separate covenants included in this paragraph, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those Proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

Corporation will not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other Person (except as may be required by law or legal process), or misuse in any way, any confidential information or trade secrets of the Embedded Business, including personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data.

10.2 Further Assurances. Corporation, at any time on or after the Closing, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement. If requested by Buyer, corporation will prosecute or otherwise enforce in its own name for the benefit and under the direction of Buyer, any claims, rights, or benefits that are transferred to Buyer under this Agreement and that require prosecution or enforcement in Corporation’s name. Any prosecution or enforcement of claims, right, or benefits under this paragraph will be solely at Buyer’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Corporation.

10.3 Corporate Liabilities.

10.3.1 Payment. Corporation, within thirty (30) days after the Closing, will have paid in full all the following obligations of the Embedded Business (“Liabilities”): (i) Supplier and vendor payables, (ii) employee obligations including, but not limited to wages, bonuses, fringe benefits, accrued vacation and sick leave, payroll related taxes, etc. and (iii) sales representative and distributor obligations including, but not limited to, commissions, bonuses and royalties.

10.3.2 Procedure to Determine Payment of Obligations. Within forty-five (45) days after the Closing, Corporation will prepare and deliver to the Buyer, a schedule of the Liabilities outstanding as of the Closing and a schedule of the Liabilities outstanding thirty (30) days after the Closing (“Liabilities Schedules”). The Liabilities Schedules will be prepared by Corporation in good faith and in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise provided in this Agreement. Buyer and its representatives will be provided with complete access to the books, records, work papers and other information of the Corporation necessary to review, audit and confirm the Liabilities Schedules. The Liabilities Schedules, when delivered by the Corporation to the Buyer, will be deemed conclusive and binding on the parties unless the Buyer notifies Corporation in writing within thirty (30) days after receipt of the Liabilities Schedules from Corporation, of Buyer’s disagreement therewith (which notice will state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If there is disagreement, and such disagreement cannot be resolved by Buyer and Corporation within thirty (30) days following receipt of the Obligations Schedules by Buyer, the items in dispute will be submitted to a firm of independent auditors acceptable to both Buyer and Corporation, and the determination by such independent auditing firm will be binding and conclusive upon the parties. If the auditor’s determine there are outstanding Obligations, Escrow will pay those outstanding Obligations within three (3) days of the auditor’s determination. Buyer and Shareholders will each pay one-half of the cost of the fees and expenses of such independent auditing firm.

10.4 Accounts Payable and Accounts Receivable. Corporation and Buyer, on or immediately following the Closing, will establish a protocol and procedures to redirect incorrect payables billed to Corporation or Buyer (“Protocol”). The Protocol will also address redirecting accounts receivable incorrectly received by Corporation or Buyer. Corporation and Buyer will in good faith follow in a timely manner the Protocol.

Agreement for Purchase and Sale of Assets

ARTICLE 11. NATURE AND SURVIVAL OF REPRESENTATIONS
AND OBLIGATIONS

11.1 Representations and Warranties. No representations or warranties whatever are made by any party except as specifically set forth in this Agreement or in an instrument or certificate, provided for in this Agreement. All statements contained in any of these instruments, certificates, or other writings will be considered to be warranties under this Agreement.

11.2 Survival. All representations, warranties, covenants, and agreements of the parties will survive the Closing until 5:00 p.m. California time on the first anniversary of the Closing (the “Expiration Time”).

11.3 Indemnification and Reimbursement by Corporation. Corporation will indemnify and hold harmless Buyer and its subsidiaries (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (as defined below) (collectively, “Damages”), arising from or in connection with:

(a) any breach of any representation or warranty made by Corporation in this Agreement (including the Schedules to this Agreement and the certificate delivered pursuant to Paragraph 7.4); and

(b) any breach of any covenant or obligation of Corporation in this Agreement (including the Schedules to this Agreement and the certificate delivered pursuant to Paragraph 7.4);

(c) any liability arising out of the ownership or operation of the Assets prior to the Closing;

(d) any product or component thereof manufactured by or shipped, or any services provided by, Corporation, in whole or in part, prior to the Closing.

11.4 Indemnification and Reimbursement by Corporation - Environmental Matters. In addition to the other indemnification provisions in this Article 11, Corporation will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) Corporation's ownership or operation at any time on or prior to the Closing of any of the Facilities, Assets or the business of Corporation, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing as a result of Corporation’s activities; or

(b) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by Corporation with respect to the business of Corporation or the Assets prior to the Closing or from any Hazardous Material resulting from Corporation's activities that was (i) present or suspected to be present on or before the Closing on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing) or (ii) Released or allegedly Released by Corporation on or at any Facilities or Assets at any time on or prior to the Closing. Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Paragraph 11.4.

Agreement for Purchase and Sale of Assets

11.5 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Corporation, and will reimburse Corporation, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement  ; and

(b) any Breach of any covenant or obligation of Buyer in this Agreement.

11.6 Time Limitations.

(a) If the Closing occurs, Corporation will have liability for indemnification hereunder only if on or before the Expiration Time, Buyer delivers a Claim Notice (as defined below) to Corporation.

(b) If the Closing occurs, Buyer will have liability for indemnification hereunder only if on or before the Expiration Time, Corporation delivers a Claim Notice to Buyer.

11.7 Limitations on Corporation’s Indemnity. Corporation’s liability under this Agreement will not, however, exceed the aggregate amount of Two Million Two Hundred Thousand Dollars ($2,200,000) absent fraud. Despite any other provision of this Agreement, Corporation will not be liable for indemnification hereunder until such time as all claims of Damages cumulatively exceed Twenty-Five Thousand Dollars ($25,000); if and when the aggregate amount of all such claims of Damages cumulatively exceed such amount, Corporation will, subject, to the above limitation on its maximum aggregate liability, thereafter be liable in full for all claims of Damages including the first Twenty-Five Thousand Dollars ($25,000).

11.8 Knowledge of Breach.  For purposes of this Paragraph 11, Corporation will not be deemed to have breached any representation or warranty if Buyer had, on or prior to the Closing, any actual knowledge of the breach of, or of any facts or circumstances constituting or resulting in a breach of, such representation or warranty.

11.9 Indemnification Claims.  If either party hereto (the “Claimant”) wishes to assert an indemnification claim against the other party hereto, the Claimant will deliver to the other party a written notice (a “Claim Notice”) setting forth:

Agreement for Purchase and Sale of Assets

(a) the specific representation and warranty alleged to have been breached by such other party;

(b) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and

(c) a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

11.10 Defense of Third Party Actions. If either party hereto (the “Indemnitee”) receives notice or otherwise obtains knowledge of any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter (a “Matter”) or any threatened Matter that may give rise to an indemnification claim against the other party hereto (the “Indemnifying Party”), then the Indemnitee will promptly deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail; provided, however, that for the sole purpose of determining whether a Matter or threatened Matter may give rise to an indemnification claim against Seller within the meaning of this sentence, the limitation set forth in Paragraph 11.9 will not be taken into account. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party will be a condition precedent to any liability on the part of the Indemnifying Party under this Paragraph 11.10 with respect to such Matter. The Indemnifying Party will have the right, at its option, to assume the defense of any such Matter with its own counsel satisfactory to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such Matter, then:

(a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party will be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such Matter following the Indemnifying Party’s election to assume the defense of such Matter;

(b) the Indemnitee will make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s Associates and that the Indemnifying Party considers necessary or desirable for the defense of such Matter;

(c) the Indemnitee will execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Matter;

(d) the Indemnitee will otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Matter;

(e) the Indemnitee will not admit any liability with respect to such Matter; and

(f) the Indemnifying Party will have the exclusive right to settle, adjust or compromise such Matter, on such terms as it may deem appropriate, with the consent and approval of the Indemnitee or any other Person.

Agreement for Purchase and Sale of Assets

If the Indemnifying Party elects not to assume the defense of such Matter, then the Indemnitee will proceed diligently to defend such Matter with the assistance of counsel satisfactory to the Indemnifying Party; provided, however, that the Indemnitee will not settle, adjust or compromise such Matter, or admit any liability with respect to such Matter, without the prior written consent of the Indemnifying Party.

11.11 Subrogation. To the extent that either party hereto (the “Indemnitor”) makes or is required to make any indemnification payment to the other party hereto (the “Indemnified Party”), the Indemnitor will be entitled to exercise, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Associates may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. The Indemnified Party will permit the Indemnitor to use the name of the Indemnified Party and the names of the Indemnified Party’s Associates in any transaction or in any proceeding or other Matter involving any of such rights or remedies; and the Indemnified Party will take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor’s right of subrogation hereunder.

11.12 Exclusivity. Other than with respect to claims of fraud or as specified in Paragraph 16.2, the right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Paragraph 11 will be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation or warranty.

ARTICLE 12. PUBLICITY

With the exception of Corporation’s reports filed with the Securities and Exchange Commission, all notices to third parties and all other publicity concerning the transactions contemplated in this Agreement will be jointly planned and coordinated by and between Buyer and Corporation. No party will act unilaterally in this regard without the prior written approval of the others; however, this approval will not be unreasonably withheld.

ARTICLE 13. COSTS

13.1 Finder’s or Broker’s Fees. Each party represents and warrants to the other that, except as set forth in the last sentence of this Paragraph 13.1, it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other Person is entitled to any commission or finder’s fee in connection with any of these transactions. Corporation and Buyer each indemnify and hold harmless one another against any Losses incurred by reason of any brokerage or other commission or finder’s fee alleged to be payable because of any act, omission, or statement of the indemnifying party. Corporation has retained Stratapoint Consulting LLC to act as its broker in this transaction and will be responsible for payment of any fees or expenses payable to such broker.

13.2 Expenses. Each party will pay all costs and expenses, including its attorney fees and expenses, incurred or to be incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated in this Agreement.

Agreement for Purchase and Sale of Assets

ARTICLE 14. FORM OF AGREEMENT

14.1 Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

14.2 Word Usage. Unless the context clearly requires otherwise:

(a) Plural and singular numbers will each be considered to include the other;

(b) The masculine, feminine, and neuter genders will each be considered to include the others;

(c) “Will,” “must,” “agree,” and “covenants” are each mandatory;

(d) “May” is permissive;

(e) “Or” is not exclusive; and

(f) “Includes” and “including” are not limiting.

(g) Reference to any statute is a reference to that statute as amended to the date of this Agreement.

(h) Reference to any document is to that document, as amended to the date of this Agreement, including all exhibits and schedules, if any.

(i) “Known to” or “knowledge of” a party means, with respect to any fact, circumstance, event, or other matter in question, the actual knowledge of it with respect to an individual, if knowledge refers to the knowledge of an individual, and of an officer or director of a party if knowledge refers to a party that is not an individual.

14.3 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any other provision, and no waiver will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

14.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and on such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party. The original signature copy must be delivered to the other party by express overnight delivery. The failure to deliver the original signature copy or the nonreceipt of the original signature copy will have no effect on the binding and enforceable nature of this Agreement.

Agreement for Purchase and Sale of Assets

ARTICLE 15. PARTIES

15.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under, or by reason of, this Agreement on any Persons other than the parties to it and their respective successors and assigns; nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement; and no provision will give any third party any right of subrogation or claim against any party to this Agreement.

15.2 Assignment. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, provided that the Corporation may not assign its obligations under this Agreement, and before the Closing, Buyer may not assign any of its rights under this Agreement except to a wholly owned subsidiary corporation of Buyer. No such assignment by Buyer to its wholly owned subsidiary will relieve Buyer of any of its obligations or duties under this Agreement.

ARTICLE 16. REMEDIES

16.1 Arbitration. Any controversy or claim arising from or relating to this Agreement, or its making, performance, or interpretation, will be settled by arbitration in San Diego, California under the commercial arbitration rules of the American Arbitration Association then existing. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators will be individuals experienced in negotiating, making, and consummating acquisition agreements.

16.2 Specific Performance and Waiver of Rescission Rights. Each party’s obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Despite any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by this Agreement will be consummated at the Closing, each of the parties waives any rights that they may have to rescind this Agreement or the transaction consummated by it provided that this waiver will not affect any other rights or remedies available to the parties under this Agreement or under the law.

16.3 Recovery of Litigation Costs. If any legal Proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that Proceeding, in addition to any other relief to which they may be entitled.

Agreement for Purchase and Sale of Assets

16.4 Termination.

16.4.1 Conditions Permitting Termination. This Agreement may be terminated at any time before completion of the Closing:

(a) by mutual written consent of the parties, duly authorized by the boards of directors of Buyer and Corporation; or

(b) by either party if the Closing has not occurred on or before April 30, 2007 (which date may be extended in accordance with Paragraph 2.7.2), for any reason, provided, however, that the right to terminate this Agreement under this paragraph, will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

16.4.2 Termination for Governmental Prohibition. This Agreement may be terminated at any time before completion of Closing:

(a) by either party if any bona fide Proceeding is pending against any party on the Closing that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the performance of this Agreement.

(b) by either party, if any Governmental Entity has issued an order, decree or ruling or taken any other action, in each case, having the effect of permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action is final and nonappealable.

16.4.3 Defaults Permitting Termination. If, before the Closing, either Buyer or Corporation materially defaults in the due and timely performance of any of their covenants, or agreements under this Agreement, or if any representation or warranty becomes materially untrue, the nondefaulting party or parties may terminate this Agreement, provided that, if the default or breach of the covenant or agreement, or untruth in the representation, can be cured, termination will not be effective for thirty (30) days after delivery of written notice of intent to terminate, and if the breach is cured within that time, the nondefaulting party will have no right to terminate this Agreement on account of that breach. In addition, no party may exercise any right to terminate under this paragraph if it is in material breach of this Agreement.

16.4.4 Effect of Termination. Any proper termination of this Agreement in accordance with its terms will be effective immediately on delivery of written notice by the terminating party to the other parties (unless a provision of this Agreement permits a party a cure period, and then on the expiration of that cure period without cure). In the event of termination of this Agreement as provided in Paragraph 16.4.1, then this Agreement will be of no further force or effect, except Article 13;
and nothing in this Agreement will relieve any party from liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party that renders any representation or warranties of such party untrue.

ARTICLE 17. NOTICES

All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second (2nd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Corporation at:	SBE, Inc. 4000 Executive Parkway, Suite 200 San Ramon, California 94583 Attention: Greg Yamamoto, President/CEO

To Buyer at:	One Stop Systems, Inc. 2235 Enterprise Street, Suite 110 Escondido, California 92029 Attention: Steve Cooper, President, CEO

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 18. GOVERNING LAW

This Agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

ARTICLE 19. SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

BUYER One Stop Systems, Inc. a California corporation By:/s/SteveCooper Steve Cooper, President/CEO	CORPORATION SBE, Inc. a Delaware corporation By: /s/ Greg Yamamoto Greg Yamamoto, President/CEO

ANNEX B

SEIDMAN & CO., INC.

110 East 59th Street, 25th Floor
New York, NY 10022

Tel: (212) 843-1480
Fax: (212) 843-1484

Email: info@seidman-co.com
Website: www.seidman-co.com

January 12, 2007

Gentlemen:

You have requested the opinion of Seidman & Co., Inc. as to the fairness, from a financial point of view, to the shareholders of SBE, Inc. ("SBE" the "Company"), a Delaware corporation, of the proposed sale (the "Transaction") of the business of the SBE Embedded Hardware Division ("Embedded") to One Stop Systems, Inc. ("One Stop"), a privately-held company. It is understood that One Stop proposes to pay $2,200,000 in cash, subject to certain adjustments, for certain of the assets of Embedded plus the assumption of SBE's obligations under the lease of its corporate headquarters building and certain equipment leases.

The proposed acquisition by One Stop Systems, Inc., as provided for in the Agreement of Purchase and Sale of Assets (the "Agreement"), dated January 11, 2007, by and between One Stop Systems, Inc. and SBE, Inc., provides for One Stop to purchase certain assets of SBE primarily used in the business of Embedded for $2,200,000 in cash, excluding accounts receivable in the amount $649,379 subject to liabilities of approximating $547,397. In addition, One Stop will assume SBE's obligations under the lease of its corporate headquarters building and certain equipment leases, with an aggregate estimated capitalized present value of $1,500,000. Thus, the total transaction value for the sale of the business of the SBE Embedded Hardware Division approximates $3,800,000.

In reaching our fairness opinion, we have examined and considered all available information and data which we deemed relevant to determining the fairness of the subject Transaction from a financial point of view, including:

1. The proposed asset acquisition and assumption of SBE's lease obligations as delineated in the Agreement for Purchase and Sale of Assets dated January 11, 2007;

2. SBE's Form 10-K Report for the fiscal year ended October 31, 2005, SBE's Form 10-Q Report for the period ending July 31, 2006, and press releases releasing financial results for the fiscal year ended October 31, 2006;

3. Limited internal, unaudited historic and current operating data for the SBE Embedded Hardware Division;

4. Statistical analyses of selected comparable companies with publicly-traded common shares, and derivation of financial ratios typical of embedded hardware companies;

5. Analysis of comparable company merger/acquisition transactions over the past year and one-half;

INVESTMENT BANKING
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Seidman & Co., Inc.

The Board of Directors
SBE, Inc.
January 12, 2007

Page 2

6. Conditions in, and the outlook for the embedded hardware industry;

7. Conditions in, and the outlook for the United States economy, interest rates and financial markets;

8. Other studies, analyses, and investigations as we deemed appropriate.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein without considering the analysis as a whole could create an incomplete view of the processes underlying Seidman & Co. Inc.'s fairness opinion. This letter is prepared solely for the purpose of Seidman & Co., Inc. providing an outline of the opinion as to the fairness of the subject disposition, and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold. This letter only has application as it is employed with reference to the full written analysis and supporting research and tables.

During the course of our investigation, we conducted interviews with persons who, in our judgment, were capable of providing us with information necessary to complete the assignment, including members of management. We have assumed that the information and accounting supplied by management and others are accurate, and reflect good faith efforts to describe the current and prospective status of the SBE Embedded Hardware Division from an operational and financial point of view. We have relied, without independent verification, upon the accuracy of the information provided by these sources.

Fairness is determined by comparison of the proposed transaction value with the fair market value of the business being purchased / sold. In the instance of the sale of the SBE Embedded Hardware Division to One Stop Systems, Inc., the relevant analysis is the comparison of the proposed transaction value of approximately $3,800,000 with the fair market value of the SBE Embedded Hardware Division. If the transaction consideration is equal to or in excess of the subject fair market value, then the proposed transaction is deemed to be fair to the shareholders of SBE, Inc.

The valuation of the operating business of the Embedded Hardware Division of SBE, Inc. is based on the generally accepted and recommended procedures for valuing an on-going operating business designated the market comparable, or "guideline company" approach." In this valuation technique, the market value of a company is established on the basis of market prices and indicated market values of comparable companies with minority shares freely- and publicly-traded on various securities exchanges. Value is expressed in the relationship of these market prices to selective balance sheet and operating data of these market comparable companies, and derivation of market capitalization factors.

In employing the market comparable method of valuation, it is necessary to compare over an historical period, typically one, three, and five years, the financial performance of the subject company with an appropriate universe of "market comparable" companies which have common stock that is

INVESTMENT BANKING
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Seidman & Co., Inc.

The Board of Directors
SBE, Inc.
January 12, 2007

Page 3

publicly-traded. In-depth financial data for the market comparable companies are then presented for easy comparison, and selective financial measurements and ratios are computed and studied.

These measurements and ratios for analysis of a company include the following:

- Annual growth increments and annual average compounded growth in revenues and earnings;
- Gross, operating, and pre-tax profits as a percentage of revenues;
- Dividend payout and dividend yield;
- Return on equity;
- Debt/equity ratio;
- Price to book value ratio;
- Price to operating cash flow (that is, "EBITDA," or earnings before interest, taxes, depreciation, and amortization) ratio;
- Price to operating income (that is, "EBIT," or earnings before interest and taxes) ratio; and,
- Price to pre-tax income ratio

For securities which enjoy an active public market, market prices are determinative of fair market value on any given date, unless the market for the particular security is affected by some abnormal influence or condition.

In contrast, the determination of the fair market value of securities with no marketability or liquidity, as is the case with Embedded, when considered as a standalone entity separate and apart from SBE, presents a more complex problem. Principal weight must be given to evidence of (i) earnings, cash flow and dividend paying power, (ii) book value, (iii) the financial and competitive position of the subject company, and, (iv) the prices and derived capitalization factors at which the common stock of generally similar companies, that is, the market comparables, are traded.

Among the ratios typically most directly employed in establishing the valuation profile of a company are price/revenues, price/book value, price/operating cash flow, price/operating income, and price/pre-tax income, each of which is developed by dividing the per share market price by book value per share and the appropriate per share profit and loss, or operating reference, respectively, for each comparable company. These derived ratios are then applied to the book value and operating references of the subject closely-held company to establish a matrix of aggregate value. Ultimately it is the relationship of price to the results of operations (viz., operating cash flow, operating income and pre-tax income) which most significantly summarizes and defines the value of a business.

Where the companies chosen for market comparative purposes differ significantly from the company being valued with respect to operating performance, size, balance sheet liquidity and strength and management dependence, discounts or premiums may have to be applied to the derived aggregate value to compensate for such differences. Likewise, adjustments to value may be necessary to account for the absence of a market for the underlying ownership securities -- common stock -- and for other qualities such as control or lack of control.

INVESTMENT BANKING
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Seidman & Co., Inc.

The Board of Directors
SBE, Inc.
January 12, 2007

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For purposes of valuing Embedded, a review was made of the operating and financial data of a number of comparable companies with shares freely- and publicly-traded. While it is not possible to delineate a universe of market comparable, publicly-traded companies engaged exclusively in the embedded hardware industry, there are a number of companies with principal activities in such products or markets and which share key financial and/or non-financial characteristics with Embedded. These companies were selected from a much larger universe of public companies as the focus for analytic comparison.

The six most comparable companies selected for market comparable analyses are:

1. Digi International, Inc.
2. Dynatem Inc.
3. Interphase Corp.
4. Performance Technologies, Inc.
5. Radisys Corp.
6. Ciprico Inc.

Notwithstanding that the market comparable methodology involves deriving appropriate capitalizing factors of multiples from a universe of publicly-traded market comparable companies and applying the applicable multiple to Embedded's operating data so as to derive capitalized freely traded minority share value ("CFTM"), given the absence of earnings and the history of losses over the last three years, those measures most indicative of Embedded's performance are price/book value and price/revenues, respectively.

Table I following provides the latest year and average of latest three years price/book value and price/revenue ratios, respectively, for each of the six market comparable companies.

In examining each of the market comparable companies, it is observed that all of the companies, excepting Dynatem, Inc., are larger than Embedded in terms of annual revenue. The market comparable companies range in revenue from a low of $3.4 million for Dynatem to a high of $294 million for Radisys, with a median approximating $41 million for the latest year. Embedded had approximately $6.1 million of revenue for the year ended October 31, 2006.

All of the companies that are larger than Embedded have price/revenue ratios in excess of 1.18x. Dynatem, the one company with lower revenues than Embedded, has a price/revenues ratio of 0.54x for the latest year and 0.57x for the latest three years. The inference from examining price/revenue data is that larger companies have higher price/revenue multiples than smaller companies that have fewer resources, are more vulnerable due to a lack of diversification, and lack the economies of scale of the larger companies. Consequently, Embedded is most appropriately compared with Dynatem. Assuming an effective transaction value for Embedded of approximately $3.8 million, Embedded shows a price/latest years revenues multiple of 0.62x, and a price/average three years revenue multiple of 0.45x. With declining revenues of Embedded over the past three years, and the unlikely prospect of a near-term recovery, latest year revenues is arguably the more relevant standard for comparison for Embedded. In this regard, latest year price/revenues of Embedded at 0.62x is higher than the price/revenues ratio of

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Seidman & Co., Inc.

The Board of Directors
SBE, Inc.
January 12, 2007

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Dynatem at 0.54x. Notwithstanding its smaller size, Dynatem appears to be somewhat stronger than Embedded with a more technologically advanced product line and should enjoy a higher price/revenue multiple than Embedded. Given that Embedded has a higher price/latest year revenue multiple than that of Dynatem, this is indicative of fairness, from a financial point-of-view, to the shareholders of SBE of the consideration being paid for the SBE Embedded Hardware Division.

In terms of price/book value, Table I shows the median price/book of all the market comparable companies at 2.20x. With an estimated standalone book value of approximately $1.2 million, this would indicate a capitalized value for Embedded of approximately $2.6 million. Since the indicated purchase price for Embedded of approximately $3.8 million is higher than the capitalized price/book value of Embedded of $2.6 million, fairness of the transaction to the shareholders of SBE, Inc. is indicated, from a financial point of view employing this standard.

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Table I

SBE - EMBEDDED HARDWARE PRODUCTS DIVISION

Market Comparable Fairness Analysis

(000's)

SBE - EMBEDDED PRODUCTS Market Comparable Companies:	Price/ Latest Book	Price/ Latest Year Revenues	Price/ 3-Year Average Revenues
DIGI INTERNATIONAL INC	3.51 x	2.35 x	2.67 x
DYNATEM INC.	1.27 x	.54 x	.57 x
INTERPHASE CORP	2.09 x	1.53 x	1.53 x
PERFORMANCE TECHNOLOGIES INC \DE	1.51 x	1.51 x	1.47 x
RADISYS CORP	3.13 x	1.18 x	1.30 x
CIPRICO INC	2.31 x	2.47 x	2.05 x
	Median	Dynatem	Dynatem
Capitalizing Factor	2.20 x	.54 x	.57 x
SBE - EMBEDDED PRODUCTS Financial Data	$1,188	$6,128	$8,412
SBE - EMBEDDED PRODUCTS Derived Capitalized Values	$2,610	$3,303	$4,810
PURCHASE PRICE OF EMBEDDED	$3,800	$3,800	$3,800
Purchase Price / Latest Book	3.20 x		
Purchase Price / Latest Year Revenues		.62 x	
Purchase Price / 3-Year Avg Revenues			.45 x
FAIRNESS	FAIR	FAIR	N/A

Seidman & Co., Inc.

Seidman & Co., Inc.

The Board of Directors
SBE, Inc.
January 12, 2007

Page 7

In addition to the market comparable methodology, Seidman & Co., Inc. reviewed acquisition transactions from the Mergerstat database from June 2005 through September 2006 of all target companies in SIC Codes 3571, 3572, and 3577, respectively, of which the SBE Embedded Hardware Division is a part. The transaction results returned by this search did not produce any transactions with meaningful relevance to the subject transaction.

Based, therefore, on our analysis and consideration of the foregoing respective information and data, with particular weight accorded to the market comparable, or "guideline company" analysis methodology, it is our considered professional judgment that the approximately $3,800,000 transaction value of the proposed sale of the SBE Embedded Hardware business to One Stop Systems, Inc. is fair to the shareholders of SBE, Inc. from a financial point of view.

Yours truly,

Seidman + Co., Inc.

Seidman & Co., Inc.

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